Exhibit 10.24

Loan Number: 1002242

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of October 25, 2012
by and among
CHESAPEAKE LODGING, L.P.,
as Borrower,
THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.6.,
as Lenders,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
and
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent
_____________________
DEUTSCHE BANK SECURITIES INC,
as Documentation Agent

7066142v3

SCHEDULE I    Commitments
SCHEDULE II    Initial Collateral Properties
SCHEDULE 7.1(b)    Ownership Structure
SCHEDULE 7.1(f)    Properties
SCHEDULE 7.1(g)    Indebtedness and Guaranties
SCHEDULE 7.1(h)    Material Contracts
SCHEDULE 7.1(i)    Litigation
SCHEDULE 7.1(s)    Affiliate Transactions
SCHEDULE 7.1(t)    Intellectual Property
SCHEDULE 13.1    Notices

EXHIBIT A    Form of Assignment and Assumption Agreement

EXHIBIT B    Form of DSCR Certificate
EXHIBIT C    Form of Note
EXHIBIT D    Form of Notice of Borrowing
EXHIBIT E    Form of Notice of Continuation
EXHIBIT F    Form of Notice of Conversion
EXHIBIT G    Form of Transfer Authorizer Designation Form
EXHIBIT H    Matters to be Addressed in Opinions of Counsel
EXHIBIT I    Form of Compliance Certificate

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of October 25, 2012 by and among CHESAPEAKE LODGING, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6. (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Administrative Agent”) and joined in by CHESAPEAKE LODGING TRUST, a Maryland real estate investment trust, for the purposes set forth in Section 13.21.
WHEREAS, Borrower, certain of the Lenders and Administrative Agent entered into that certain Credit Agreement dated July 30, 2010 (as amended by letter agreement dated December 27, 2010, the “Original Credit Agreement”) providing for a $115,000,000 revolving credit facility; and
WHEREAS, Borrower, certain of the Lenders and Administrative Agent entered into that certain Amended and Restated Credit Agreement dated January 21, 2011 (the “First Amended Credit Agreement”) amending and restating the Original Credit Agreement and providing for (among other things) an increase in the maximum amount of the revolving credit facility to $150,000,000; and
WHEREAS, Borrower, certain of the Lenders and Administrative Agent entered into that certain Second Amended and Restated Credit Agreement dated October 14, 2011 (the “Second Amended Credit Agreement”) amending and restating the First Amended Credit Agreement and providing for (among other things) an increase in the maximum amount of the revolving credit facility to $200,000,000; and
WHEREAS, the parties hereto desire to amend and restate the Second Amended Credit Agreement to provide for (among other things) an increase in the maximum amount of the revolving credit facility to $250,000,000 (which increase is being effected by new Commitments in the amount of $50,000,000) and to provide for future increases up to a maximum amount of $375,000,000, all on and subject to the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby amend and restate the Second Amended Credit Agreement in its entirety, and hereby agree, as follows:
ARTICLE I. DEFINITIONS
Section 1.1.    Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Subsidiary Guaranty.
“Account” shall have the meaning ascribed to such term in the Uniform Commercial Code.
“Additional Costs” has the meaning given that term in Section 5.1.(b).
“Adjusted EBITDA” means EBITDA, less a reserve equal to four percent (4%) of the aggregate amount of the Gross Operating Revenues of all Properties of the Parent Guarantor and its Subsidiaries.

“Adjusted NOI” means, as determined for any period of time with respect to any one or more Hotel Properties, the Net Operating Income of such Hotel Property or Hotel Properties, subject to the following adjustments:
(a)    for each applicable Property management fees shall equal the greater of (i) three percent (3%) of Gross Operating Revenues or (ii) the actual management fees paid under the applicable Management Agreement;
(b)    for each applicable Property reserves for FF&E and capital items shall equal the greater of (i) four percent (4%) of Gross Operating Revenues or (ii) the amount of reserves required under the applicable Management Agreement or Franchise Agreement; and
(c)    unless such Property is managed under a Management Agreement with a Major Hotel Operator that does not require payment of franchise fees, for each applicable Property franchise fees shall equal the greater of (i) four percent (4%) of Gross Operating Revenues or (ii) the actual franchise fees payable under the applicable Franchise Agreement.
For purposes of determining Adjusted NOI for any period of twelve months, Net Operating Income of any Hotel Property that was acquired during such period shall be included within such Adjusted NOI for the entirety of such twelve-month period, including Net Operating Income of such Hotel Property during any portion of such period that occurred prior to such acquisition (adjusted as provided above), as determined by the Borrower (subject to the reasonable approval of the Administrative Agent) based on the operating statements received from the prior owner or operator.
“Administrative Agent” means Wells Fargo Bank, National Association or any successor Administrative Agent appointed pursuant to Section 12.10.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Advance Rate” means fifty-five percent (55%).
“Advance Rate Value” means, with respect to any Collateral Property at any time, (a) the Advance Rate applicable to such Collateral Property multiplied by (b) the Operating Property Value of such Collateral Property.
“Affiliate” means, with respect to any Person, (a) any Person which is directly or indirectly controlled by, controls or is under common control with such Person, (b) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clause (a), (c) any other Person who is a member of the immediate family of such Person or of any Person referred to in the preceding clauses (a) and (b), and (d) any other Person that is a trust solely for the benefit of one or more Persons referred to in clause (c) and of which such Person is sole trustee; provided, however, in no event shall the Administrative Agent or any Lender or any of their respective Affiliates be an Affiliate of Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement Date” means the date as of which this Agreement is dated.
“Applicable Capitalization Rate” means (a) 7.75% for Upscale Select-Service Hotels or full-service upper-upscale or luxury hotels located in downtown or central business district locations in Boston, Chicago, Manhattan, San Francisco and Washington DC and (b) 8.25% for all other Hotel Properties.  Administrative Agent reserves the right (exercisable by notice to Borrower and the Lenders) to increase the Applicable Capitalization Rate by up to 0.50% during the Extension Term (if the option under Section 2.15 is exercised) subject to prevailing market conditions.
“Applicable Law” means all constitutions, statutes, rules, regulations and orders of any Governmental Authority, including all orders and decrees of all courts, tribunals and arbitrators applicable to a Loan Party, any Collateral Property, the Administrative Agent or any Lender, as the context requires.
“Applicable Margin” means the percentage rate set forth below corresponding to the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.3. (subject to the provisions of this definition) :

Applicable Margin
Pricing Level	Leverage Ratio	Applicable Margin
I	< 35.0%	1.75%
II	≥ 35.0% < 45.0%	1.90%
III	≥ 45.0% < 50.0%	2.20%
IV	≥50.0% < 55.0%	2.50%
V	≥ 55.0%	2.75%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide a Compliance Certificate pursuant to Section 9.3. for the most recently ended fiscal quarter of the Parent Guarantor; provided that (a) the Applicable Margin shall be based on Level I until the first Calculation Date occurring after the Effective Date, and thereafter the Applicable Margin shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Parent Guarantor preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the  Compliance Certificate as required by Section 9.3. for the most recently ended fiscal quarter of the Parent Guarantor preceding the applicable Calculation Date, then the Applicable Margin from such Calculation Date shall be based on Level V until such time as an appropriate Compliance Certificate is provided, at which time the Applicable Margin shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Parent Guarantor preceding such Calculation Date.  The Applicable Margin shall be effective from and including one Calculation Date until but excluding the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Loans then outstanding or subsequently made.
Notwithstanding the foregoing paragraph, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 9.1., 9.2. or 9.3. is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Commitments are in effect, or (iii) any Loan is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (z) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 3.2.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 2.6.(a) or Section 11.2. nor any of their other rights under this Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
“Appraisal” means, with respect to any Property, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form and substance), prepared by a qualified, independent appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under Applicable Law governing the Administrative Agent and the Lenders, including without limitation, FIRREA, and determining both the “as is” market value of such Property as between a willing buyer and a willing seller and the “stabilized value” of such Property. Such Appraisal shall appraise the applicable Property: (a) in the case of the Appraisal of a Property proposed to be added to the Collateral Pool, as of a date not earlier than sixty (60) days prior to the date on which such Property became or becomes a Collateral Property, (b) in the case of an Appraisal under Section 2.15.(g), as of a date not earlier than sixty (60) days prior to the Original Maturity Date, and (c) otherwise as of a date reasonably satisfactory to the Administrative Agent.
“Appraised Value” means, with respect to any Property, the “as is” market value of such Property as reflected in the most recent Appraisal of such Property as the same may have been reasonably adjusted (but not increased) by the Administrative Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Administrative Agent in determining the value of similar real estate Properties, which review shall be conducted prior to acceptance of such Appraisal by the Administrative Agent. The Appraised Value of a Collateral Property shall be its Appraised Value as determined on the basis of the most recent Appraisal thereof obtained by the Administrative Agent pursuant to this Agreement.
“Approved Annual Budget” has the meaning given that term in Section 9.4.(h).
“Approved Brand” means any of the following hotel brands: (i) Hyatt, (ii) Marriott, (iii) Hilton, (iv) Intercontinental Hotel Group or (v) Starwood.
“Approved Capital Budget” has the meaning given that term in Section 9.4.(h).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Approved Ground Lease” means, with respect to a Hotel Property, a ground lease that (a) has a remaining term (including renewal options that are exercisable without condition) of not less than fifty (50) years at the time such Hotel Property is first included as a Collateral Property, or in the event that such remaining term is less than fifty (50) years, such ground lease either (i) contains an unconditional end-of-term purchase option in favor of the lessee for consideration that is, in the reasonable judgment of the Administrative Agent, de minimus or (ii) provides that the lessee’s leasehold interest therein automatically becomes a fee-owned interest at the end of the term, (b) permits a leasehold mortgage that secures all of the Obligations on terms satisfactory to Administrative Agent, (c) provides that such lease may not be terminated by the ground lessor without prior notice to the leasehold mortgagee and an opportunity for such leasehold mortgagee to cure any default by the lessee (including adequate time for the leasehold mortgagee to obtain possession to effect such cure), (d) does not place any material restrictions on Lenders’ ability to sell or transfer such Hotel Property after foreclosure; and (e) is otherwise satisfactory to the Administrative Agent in its reasonable judgment.
“Arrangers” means Wells Fargo Securities, LLC, J.P. Morgan Securities, Inc. and Deutsche Bank Securities Inc. in their capacities as Lead Arrangers and (in the case of Wells Fargo Securities, LLC and J.P. Morgan Securities, Inc.) as Joint Bookrunners.
“Assignee” has the meaning given that term in Section 13.6.(c).
“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit A.
“Assignment of Leases and Rents” means an Assignment of Leases and Rents executed by the Subsidiary Guarantor that owns, and the Operating Lessee that leases, a Collateral Property, in favor of the Administrative Agent for its benefit and the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent securing the Obligations, as the same may be supplemented, amended or otherwise modified from time to time.
“Baby REIT” means a Subsidiary of the Borrower that has elected or will elect, within the time period permitted under the Internal Revenue Code, to be taxed as a REIT, and in which 100% of the common Equity Interests of such Subsidiary are owned by the Borrower or a Wholly Owned Subsidiary of the Borrower, provided, however, that such Subsidiary shall cease to be a Baby REIT if, at any time after its election to be taxed as a REIT, it ceases to be taxed as a REIT.
“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding (under the Bankruptcy Code or otherwise), or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).
“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Book Value” means, with respect to any asset, the book value of such asset as determined in accordance with GAAP.
“Borrower” has the meaning set forth in the introductory Paragraph hereof and shall include the Borrower’s permitted assigns.
“Borrower’s Agents” has the meaning given that term in Section 2.2.
“Business Day” means (i) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in San Francisco, California are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (ii) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.
“Cash Collateral” means the deposit of money in the Cash Collateral Account in accordance with Section 11.10.
“Cash Collateral Account” means a special deposit account maintained by the Administrative Agent and under its sole dominion and control.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one (1) year from the date acquired; (b) certificates of deposit with maturities of not more than one (1) year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short term commercial paper rating of at least A 2 or the equivalent by S&P or at least P 2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A 2 or the equivalent thereof by S&P or at least P 2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one (1) year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“Chattel Paper” shall have the meaning ascribed to such term in the Uniform Commercial Code.
“Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document to which it is a party, and includes, without limitation, all “Mortgaged Property” under and as defined in any Security Deed, all Management Agreements for the Collateral Properties and all other property subject to a Lien created by a Security Document.
“Collateral Pool” means at any time all of the Properties that constitute Collateral Properties, provided, that a Property shall cease to be included in the Collateral Pool if (a) at any time such Property shall cease to be an Eligible Property or (b) the Administrative Agent shall cease to hold a valid and perfected first priority Lien in such Property.
“Collateral Pool Availability” means at any time an amount, as determined by Administrative Agent, equal to the lesser of (a) the sum of the Advance Rate Values of all of the Collateral Properties and (b) the amount that would result in a Debt Service Coverage Ratio equal to the Minimum DSCR Hurdle.
“Collateral Property” means an Eligible Property that the Administrative Agent and the Required Approval Lenders have agreed to accept into the Collateral Pool pursuant to Section 4.1. and with respect to which the conditions set forth in Section 6.3. have been satisfied.
“Collateral Property Release” has the meaning given that term in Section 4.2.
“Commitment” means, as to each Lender, such Lender’s obligation to make Loans pursuant to Section 2.1. in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount” or increases in any Commitment under Section 2.19., or the amount of any new Commitment allocated to a new Lender under Section 2.19.) (as the same may be assigned in accordance with this Agreement) in each case as the same may be reduced from time to time pursuant to Section 2.14. or otherwise pursuant to the terms of this Agreement.
“Commitment Percentage” means, as to each Lender the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender with a Commitment shall be the “Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.
“Compliance Certificate” has the meaning given that term in Section 9.3.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.11.
“Contracts” means all contracts, agreements and warranties relating to or governing the use, occupancy, operation, management, hotel group, name or chain affiliation and/or guest reservation, repair and service of a Property, and all leases, occupancy agreements, concession agreements, and commitments to provide rooms or facilities in the future, including all amendments, modifications and supplements to any of the foregoing.
“Control Agreement” means a control agreement entered into by the applicable Subsidiary Guarantor or Operating Lessee, the bank (which may, and if required under Section 8.20. shall, be Wells Fargo) that holds the applicable FF&E Reserve Account and the Administrative Agent, providing the Administrative Agent with the right to exercise control over such account as provided therein, provided, however, that if a Major Hotel Operator is the Manager of the applicable Collateral Property, such Manager shall also be a party to such control agreement.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.12.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan and (c) the Continuation of a LIBOR Loan.
“Credit Party” means the Administrative Agent or any other Lender.
“Debt Service Coverage Ratio” means, as of the end of any twelve-month period, the ratio of (a) Adjusted NOI for all Collateral Properties (or, in the case of Section 4.2.(c), the Remaining Collateral Properties) for such twelve-month period to (b) Pro Forma Debt Service determined as of the last day of such twelve-month period.
“Default” means any event that, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender or any Affiliate of any thereof).
“Development/Redevelopment Property” means a Property that Parent Guarantor or any of its Subsidiaries or Unconsolidated Affiliates is developing or renovating, that upon completion will constitute a Hotel Property and that is currently under development and not an operating property during such development and, subject to the last sentence of this definition, on which the improvements related to the development have not been completed. The term “Development/Redevelopment Property” shall include, without limitation, real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Parent Guarantor, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Parent Guarantor, any Subsidiary or any Unconsolidated Affiliate. A Development/Redevelopment Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Hotel Property have been completed for at least four (4) full fiscal quarters shall cease to constitute a Development/Redevelopment Property; provided, however, that Borrower shall be permitted to designate such Property as a Seasoned Property at any earlier time.
“Documentation Agent” means Deutsche Bank Securities Inc.
“Dollars” or “$” means the lawful currency of the United States of America.

“DSCR Certificate” means a report in substantially the form of Exhibit B, certified by a senior officer of the Borrower, setting forth the calculations required to establish compliance with the Minimum DSCR Hurdle as of a specified date, all in form and detail satisfactory to the Administrative Agent.
“EBITDA” means, with respect to a Person for any period and without duplication, the sum of:
(a) net income (or loss) before minority interests of such Person for such period determined on a consolidated basis in accordance with GAAP, excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including, without limitation, gains and losses from the sale of operating Hotel Properties; (v) closing costs related to the acquisition of properties that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period; (vi) other non-cash charges, including share based compensation expense and impairment charges (other than non-cash charges that constitute an accrual of a reserve for future cash payments); and (vii) equity in net income (loss) of its Unconsolidated Affiliates; plus
(b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates.
“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or Event of Default exists, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
“Eligible Property” means a Hotel Property which satisfies all of the following requirements as confirmed by the Administrative Agent: (a) such Property is owned in fee simple (or located on land leased under an Approved Ground Lease) by an Eligible Subsidiary; (b) such Property is located (i) in a Top 25 Market (unless otherwise approved by the Requisite Lenders) and (ii) in a state (other than Alaska or, unless approved by all Lenders, Hawaii) of the United States of America or in the District of Columbia; (c) such Property is an upscale (or better) full-service or select service Hotel Property with not less than 150 keys; (d) such Property is operated under an Approved Brand; (e) the Borrower has the right directly, or indirectly through an Eligible Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Eligible Subsidiary, and (ii) to sell, transfer or otherwise dispose of such Property; (f) the Borrower’s direct or indirect ownership interest in such Subsidiary is not subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; and (g) any management contracts relating to the management or operation of such Hotel Property are or may be subordinate to a Security Document in favor of the Administrative Agent, as agent for the Lenders.
“Eligible Subsidiary” means a Subsidiary of the Borrower that is either a Wholly-Owned Subsidiary or a Baby REIT.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean up of Hazardous Materials including,

without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equipment” shall have the meaning ascribed to such term in the Uniform Commercial Code.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Extended Maturity Date” means April 25, 2017.
“Extension Term” means, if the Maturity Date is extended pursuant to Section 2.15., the period of time after the Original Maturity Date.
“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Trustees of the Parent Guarantor (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $5,000,000, such determination may be made by the chief financial officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code (as of the date hereof) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions); provided that FATCA shall also include any amendments to Sections 1471 through 1474 of the Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal Funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” means that certain fee letter dated as of September 25, 2012, by and among the Borrower, the Administrative Agent, the Syndication Agent and certain of the Arrangers.
“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.
“FF&E” means all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on a Collateral Property or used in connection with the use, occupancy, operation and maintenance of all or any part of such Collateral Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurants, public rooms, health and recreational facilities, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; and the vehicles; and as, further described in the Security Deed for such Collateral Property and UCC filings.
“FF&E Reserve” means, for any calendar month for any Collateral Property, an amount equal to the greater of (i) four percent (4%) of Gross Operating Revenues for such calendar month or (ii) the amount of FF&E or capital reserves required under the applicable Management Agreement or Franchise Agreement.
“FF&E Reserve Account” means, with respect to each Collateral Property, an account into which the FF&E Reserve shall be deposited from time to time as provided in Section 8.20.
“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

“First Amended Credit Agreement” has the meaning given that term in the Recitals to this Agreement.
“Fixed Charge Coverage Ratio” means the ratio of (i) Adjusted EBITDA of the Parent Guarantor and its consolidated Subsidiaries for any period of four consecutive fiscal quarters most recently ending to (ii) Fixed Charges of the Parent Guarantor and its consolidated Subsidiaries for such period.
“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period, plus (d) the aggregate of all payments by such Person in respect of Capitalized Lease Obligations. The Parent Guarantor’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges of the Parent Guarantor.
“Franchise Agreement” means a license or franchise agreement between a Subsidiary Guarantor or Operating Lessee and a Franchisor.
“Franchisor” means a Person that licenses or franchises its hotel brand to hotel owners or operators.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funds From Operations” means net income available to common shareholders (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnership and joint ventures will be calculated to reflect funds from operations on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds From Operations dated October 1999 issued by National Association of Real Estate Investments Trusts, Inc. (“NAREIT”), as supplemented by the National Policy Bulletin dated November 8, 1999 issued by NAREIT, but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.
“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” shall have the meaning ascribed to such term in the Uniform Commercial Code.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Gross Operating Revenues” means, for any period of time for any Property, without duplication, all income and proceeds of sales of every kind (whether in cash or on credit and computed on an accrual basis) received by the applicable Subsidiary Guarantor, Operating Lessee or Manager for the use, occupancy or enjoyment of the Property or the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of operation of the Property, including, without limitation, all income received from tenants, transient guests, lessees (other than communications equipment lessees or service providers), licensees and concessionaires and other services to guests at the Property, and the proceeds from business interruption insurance, but excluding the following: (i) any excise, sales or use taxes or similar government charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance (other than business interruption insurance); (iv) other allowances and deductions as provided by the Uniform System in determining the sum contemplated by this definition, by whatever name, it may be called; (v) proceeds of sales, whether dispositions of capital assets, FF&E or Equipment (other than sales of Inventory in the ordinary course of business); (vi) gross receipts received by tenants, lessees (other than the Operating Lessee), licensees or concessionaires of the Property; (vii) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, and paid over to, Manager; (viii) tips, service charges and gratuities collected for the benefit of employees; (ix) proceeds of any financing; (x) working capital provided by the Borrower, Subsidiary Guarantor or Operating Lessee; (xii) amounts collected from guests or patrons of the Property on behalf of Property tenants and other third parties; (xii) the value of any goods or services in excess of actual amounts paid (in cash or services) provided by the Manager on a complimentary or discounted basis; and (xiii) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business. Gross Operating Revenues shall be reduced by credits or refunds to guests at the Property.
“Guarantors” means the Parent Guarantor and Subsidiary Guarantors.
“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Parent Guaranty and the Subsidiary Guaranty.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any explosives or any radioactive materials; (d) asbestos in any form; and (e) toxic mold.
“Hazardous Materials Indemnity Agreement” means that certain Hazardous Materials Indemnity Agreement dated July 30, 2010 executed by the Borrower and the Parent Guarantor in favor of the Administrative Agent for its benefit and the benefit of the Lenders, as amended by that certain First Amendment to Repayment Guaranty and Hazardous Materials Indemnity Agreement dated January 21, 2011, that certain Second Amendment to Repayment Guaranty and Hazardous Materials Indemnity Agreement dated October 14, 2011 and that certain Third Amendment to Hazardous Materials Indemnity and Repayment Guaranty dated as of the date hereof, and as the same may hereafter be supplemented, amended or modified from time to time.
“Hotel Property” means a Property on which there is located an operating hotel.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):
(a)    all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business and not more than sixty (60) days past due unless being contested in good faith and equipment leases entered into the ordinary course of business);
(b)    all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered;
(c)    Capitalized Lease Obligations of such Person;
(d)    all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment);
(e)    all Off-Balance Sheet Obligations of such Person;
(f)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)) in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(g)    all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); provided, however, that purchase obligations pursuant to this clause (g) shall be included only to the extent that the amount of such Person’s liability for the purchase price is not limited to the amount of any associated deposit given by such Person;
(h)    net obligations under any Derivatives Contract (other than Derivatives Contracts entered into as a hedge against Indebtedness that is secured by one or more Properties), which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero;
(i)    all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability and except for guaranties of franchise agreements and/or management agreements unless and to the extent that such Person has admitted liability or a final, non-appealable judgment has been entered against such Person);
(j)    all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and
(k)    such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.
“Indebtedness” of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person (other than with respect to customary non-recourse carve-outs described in clause (i) above), in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans under this Agreement shall constitute Indebtedness of the Borrower.
“Initial Collateral Properties” means the six (6) Collateral Properties identified in Schedule II hereto.
“Initial Operating Lessees” means the Operating Lessees of the six (6) Initial Collateral Properties identified in Schedule II hereto.
“Initial Subsidiary Guarantors” means the Subsidiary Guarantors that are owners of the six (6) Initial Collateral Properties identified in Schedule II hereto.
“Intellectual Property” has the meaning given that term in Section 7.1.(t).
“Interest Expense” means, with respect to a Person and for any period, without duplication, (a) all paid, accrued or capitalized interest expense (including, without limitation, capitalized interest expense (other than capitalized interest funded from a construction loan interest reserve account held by another lender and not included in the calculation of cash for balance sheet reporting purposes) and interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance guarantee or otherwise, plus (b) to the extent not already included in the foregoing clause (a), such Person’s applicable Ownership Share of all paid, accrued or capitalized interest expense for such period of Unconsolidated Affiliates of such Person.
“Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Inventory” shall have the meaning ascribed to such term in the Uniform Commercial Code, and including within the term items which would be entered on a balance sheet under the line items for “Inventories” or “China, glassware, silver, linen and uniforms” under the Uniform Systems of Accounts.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Lender” means each financial institution from time to time party hereto as a “Lender,” together with its respective successors and permitted assigns. With respect to matters requiring the consent or approval of all Lenders, at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders.”

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption Agreement, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“Leverage Ratio” means the ratio (stated as a percentage) of (a) Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis to (b) Total Asset Value.
“LIBOR” means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (.01%), obtained by dividing (i) the rate of interest referred to as the BBA (British Bankers’ Association or the rate provided by any successor thereto) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or any successor thereto) as an authorized information vendor for the purpose of displaying such rate for deposits in U.S. Dollars at approximately 9:00 a.m. Pacific time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such stated maximum rate shall result in a change in LIBOR on the date on which such change in such stated maximum rate becomes effective.
“LIBOR Loan” means a Loan bearing interest at a rate based on LIBOR.
“LIBOR Market Index Rate” means, for any day, LIBOR as of that day for one-month deposits in U.S. Dollars at approximately 9:00 a.m. Pacific time for such day (or if such day is not a Business Day, the immediately preceding Business Day). The LIBOR Market Index Rate shall be determined on a daily basis.
“Licenses” means all certifications, permits, licenses and approvals, including certificates of completion, certificates of occupancy, and food and beverage and liquor licenses, required for the legal use, occupancy and operation of a Collateral Property as used at the time at which it is added to the Collateral Pool and from time to time thereafter.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases or rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction (other than a financing statement filed by a “true” lessor pursuant to Section 9408 (or a successor section) of the UCC); and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.
“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.
“Loan Document” means this Agreement, each Note, the Parent Guaranty, the Subsidiary Guaranty, each Security Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter).
“Loan Party” means each of the Borrower, the Parent Guarantor, the Initial Subsidiary Guarantors, the Initial Operating Lessees and each other Person who guarantees all or a portion of the Obligations and/or who pledges any Collateral to secure all or a portion of the Obligations.
“Major Hotel Operator” means a Manager that is the owner of or an Affiliate of the owner of an Approved Brand under which a Collateral Property is operated.
“Major Renovations” means, with respect to a Hotel Property, Renovations (including all Renovations that are part of an overall plan or that are similar or related to other Renovations, even though not performed at the same time) that (a) have resulted in, or are reasonably expected to result in, more than twenty-five percent (25%) of the rooms in such Hotel Property not being available for occupancy for a period of more than sixty (60) days, (b) have a projected cost that exceeds forty percent (40%) of the Book Value of such Hotel Property (as determined prior to the commencement of such Renovations) or (c) have resulted in, or are reasonably expected to result in, a reduction of Net Operating Income of such Hotel Property of thirty percent (30%) or more during any period of twelve (12) consecutive months (as compared to the period of twelve (12) consecutive months immediately prior to the commencement of such Renovations).
“Major Tenant Lease” means a Tenant Lease that demises more than 5,000 rentable square feet of a Collateral Property.
“Majority Lenders” means, as of any date, Lenders having at least 50.1% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 50.1% of the aggregate principal amount of the outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the Pro Rata Shares shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders, and (ii) at all times when two or more Lenders are party to this Agreement, the term “Majority Lenders” shall in no event mean less than two Lenders.
“Management Agreement” means an agreement entered into by any Subsidiary Guarantor or Operating Lessee pursuant to which it engages a Manager to manage and operate a Collateral Property, as each said agreement may be amended, supplemented, restated, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.
“Management Agreement Assignment/Subordination” means, with respect to any Collateral Property, a document or documents, in form and substance satisfactory to Administrative Agent, pursuant to which (a) the Subsidiary Guarantor that owns such Collateral Property or the Operating Lessee that leases such Collateral Property (as applicable) assigns the Management Agreement for such Collateral Property to Administrative Agent for its benefit and the benefit of the Lenders as Collateral and (b) the Manager acknowledges and agrees to such assignment and subordinates the Management Agreement to the applicable Security Deed on terms and conditions reasonably satisfactory to Administrative Agent.
“Manager” means the management company that manages and operates a Collateral Property pursuant to the Management Agreement for such Collateral Property.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Loan Parties taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its material obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents or (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents.
“Material Contract” means (a) each Management Agreement with respect to a Collateral Property, (b) each Franchise Agreement, if any, with respect to a Collateral Property, (c) the Operating Lease for a Collateral Property, (d) any Major Tenant Lease of a Collateral Property, (e) any material agreement relating to parking for a Collateral Property, (f) any ground lease with respect to a Collateral Property and (g) any other contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.
“Maturity Date” means the Original Maturity Date, as it may be extended to the Extended Maturity Date pursuant to Section 2.15.
“Maximum Leverage Ratio” means (a) sixty percent (60%) through and including September 30, 2014 and (b) fifty-five percent (55%) from and after October 1, 2014.
“Maximum Loan Availability” means, at any time, the lesser of (a) the Collateral Pool Availability and (b) the aggregate amount of the Commitments at such time.
“Minimum DSCR Hurdle” means a Debt Service Coverage Ratio of (a) 1.25 to 1.00 prior to March 31, 2013, and (b) 1.35 to 1.00 from and after March 31, 2013.

“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit a Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Operating Income” means, for any Property and for a given period, the amount by which the Gross Operating Revenues for such Property exceed the Operating Expenses for such Property.
“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash or the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.
“New Property” means each Hotel Property acquired by the Parent Guarantor or any Subsidiary or Unconsolidated Affiliate from the date of acquisition until the Seasoned Date in respect thereof, provided, however, that, upon the Seasoned Date for any New Property, such New Property shall be converted to a Seasoned Property and shall cease to be a New Property.
“Note” means a promissory note of the Borrower substantially in the form of Exhibit C, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment.
“Notice of Borrowing” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.2. evidencing the Borrower’s request for a borrowing of Loans.
“Notice of Continuation” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.12. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Notice of Responsible Officers” means a certificate of incumbency or notice from the Borrower to the Administrative Agent, in a form satisfactory to the Administrative Agent, identifying the officers of the Borrower that have authority to deliver Notices of Borrowing, Notices of Conversion, Notices of Continuation and other notices or requests specified in this Agreement.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.
“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent Guarantor, Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent Guarantor would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” Section of the Parent Guarantor’s report on Form 10 Q or Form 10 K (or their equivalents) which the Parent Guarantor is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).
“Operating Expenses” means, for any period of time for any Property, all costs and expenses of maintaining, conducting and supervising the operation of the Property which are properly attributable to the period under consideration under the Borrower’s system of accounting, including without limitation:
(i)    the cost of all food and beverages sold or consumed and of all Inventory;
(ii)    salaries and wages of personnel employed at the Property, including costs of payroll taxes and employee benefits and all other expenses not otherwise specifically referred to in this paragraph which are referred to as “Administrative and General Expenses” in the Uniform System;
(iii)    the cost of all other goods and services obtained by Manager in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment;
(iv)    the cost of repairs to and maintenance of the Property (excluding capital expenditures);
(v)    insurance premiums for all insurance maintained with respect to the Property, including without limitation, property damage insurance, public liability insurance, and such business interruption or other insurance as may be provided for protection against claim, liabilities and losses arising from the use and operation of the Property and losses incurred with respect to deductibles applicable to the foregoing types of insurance;
(vi)    workers’ compensation insurance or insurance required by similar employee benefits acts;
(vii)    all personal property taxes, real estate taxes, assessments, and any other ad valorem taxes imposed on or levied in connection with the Property (less refunds, offsets or credits thereof, and interest thereon, if any, received during the period in question) and all other taxes, assessments and other charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Manager, Subsidiary Guarantor or Operating Lessee with respect to the operation of the Property and water and sewer charges;
(viii)    all sums deposited into any maintenance or capital expenditure reserve, including the amount of the applicable FF&E Reserve;
(ix)    legal fees related to the operation of the Property;
(x)    the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities, including the fees (if any) of Manager in connection therewith, such as ADA studies, life safety reviews, and energy efficiency studies;
(xi)    all expenses for marketing the Property, including all expenses of advertising, sales promotion and public relations activities;
(xii)    utility taxes and other taxes (as those terms are defined in the Uniform System) and municipal, county and state license and permit fees;
(xiii)    all fees (including base and incentive fees), assessments, royalties and charges payable under the Management Agreement and Franchise Agreement (if any);
(xiv)    reasonable reserves for uncollectible accounts receivable;
(xv)    credit card fees, travel agent commissions and other third-party reservation fees and charges;
(xvi)    all parking charges and other expenses associated with revenues received by the Manager related to parking operations, including valet services;
(xvii)    common expenses charges, common area maintenance charges and similar costs and expenses;
(xviii)    rent payments under any ground lease; and
(xix)    any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System in the Management Agreement unless specifically excluded under the provisions of this Agreement.

Operating Expenses shall not include (a) depreciation and amortization except as otherwise provided in this Agreement; (b) the cost of any item specified in the Management Agreement to be provided at Manager’s sole expense; (c) debt service; (d) capital repairs and other expenditures which are normally treated as capital expenditures under the Uniform System or GAAP; or (e) other recurring or non-recurring ownership costs such as partnership or limited liability company administration and costs of changes to business and liquor licenses.
“Operating Lease” means, with respect to any Property, the lease thereof between the Subsidiary of the Borrower that is the owner thereof and the Subsidiary of the Borrower that is the Operating Lessee.
“Operating Lessee” means any Subsidiary of the Borrower that is the lessee under an Operating Lease.
“Operating Property Value” means, at any date of determination, the following:
(a)    through and including September 30, 2013, the Operating Property Value for each Hotel Property shall be (i) the lesser of (x) the purchase price thereof or (y) the Appraised Value thereof or (ii) if Borrower so elects from time to time by notice to Administrative Agent with respect to any one or more Hotel Properties, (A) the Adjusted NOI thereof for the period of twelve (12) months ended on such date of determination divided by (B) the Applicable Capitalization Rate (it being agreed that, if such election is made with respect to a Hotel Property, such election shall remain in effect with respect to such Hotel Property and may not be rescinded or withdrawn); and
(b)    from and after October 1, 2013, the Operating Property Value for each Hotel Property shall be:
(i)    for each New Property (until the Seasoned Date) thereof, (A) (x) the purchase price thereof or (y) in the case of each Collateral Property, the lesser of (1) the purchase price thereof or (2) the Appraised Value thereof or (B) if Borrower so elects from time to time by notice to Administrative Agent with respect to any one or more New Properties, (i) the Adjusted NOI thereof for the period of twelve (12) months ended on such date of determination divided by (ii) the Applicable Capitalization Rate (it being agreed that, if such election is made with respect to a New Property, such election shall remain in effect with respect to such New Property so long as it is a New Property and may not be rescinded or withdrawn); or
(ii)    for each Seasoned Property, (A) the Adjusted NOI thereof for the period of twelve (12) months ended on such date of determination divided by (B) the Applicable Capitalization Rate; provided, however, that in the case of a Collateral Property for which an Appraisal has been obtained after its Seasoned Date, the Operating Property Value of such Collateral Property Value shall not exceed its Appraised Value.
“Operating Property Value Shortfall” means, at any time of determination, the amount (if any) by which (a) $250,000,000.00 exceeds (b) the sum of (i) the Operating Property Values of the Collateral Properties in the aggregate, (ii) the amount of any Cash Collateral then held in the Cash Collateral Account and (iii) the stated amount of any Qualified Letters of Credit then held by the Administrative Agent.

“Option to Extend” means the Borrower’s option to extend the Maturity Date as provided in Section 2.15.
“Original Credit Agreement” has the meaning given that term in the recitals to this Agreement.
“Original Maturity Date” means April 25, 2016.
“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 9.4.(s), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
“Parent Guarantor” means Chesapeake Lodging Trust, a Maryland real estate investment trust.
“Parent Guaranty” means that certain Guaranty dated July 30, 2010, executed by the Parent Guarantor in favor of the Administrative Agent for its benefit and the benefit of the Lenders, as amended by that certain First Amendment to Repayment Guaranty and Hazardous Materials Indemnity Agreement dated January 21, 2011, that certain Second Amendment to Repayment Guaranty and Hazardous Materials Indemnity Agreement dated as of October 14, 2011 and that certain Third Amendment to Repayment Guaranty and Hazardous Materials Indemnity dated as of the date hereof, as the same may hereafter be supplemented, amended or otherwise modified from time to time.
“Participant” has the meaning given that term in Section 13.6.(b).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which are not at the time required to be paid or discharged under Section 8.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such Property or impair the intended use thereof in the business of such Person; (d) Liens imposed by laws, such as mechanics’ liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders; (g) Liens permitted under any Security Documents; (h) in the case of any Property that is not a Collateral Property, Liens against such Property securing Indebtedness not otherwise prohibited hereunder; (i) judgment Liens not in excess of $1,000,000 in the aggregate for all Properties or $250,000 for any one Collateral Property (exclusive of (i) any amounts that are duly bonded to the satisfaction of Administrative Agent in its reasonable discretion or (ii) any amount covered by insurance to the satisfaction of Administrative Agent in its reasonable discretion); (j) deposits or pledges to secure bids, tenders, contracts (other than contracts for payment of money), leases, regulatory or statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (k) Liens on leased personal property to secure the lease obligations associated with such property; and (l) any other matters from time to time that are not material and that are approved in writing by Administrative Agent (but specifically excluding, in the case of any Collateral Property, Liens securing monetary obligations).
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Personal Property” shall mean the Accounts, Chattel Paper, Contracts, Equipment, General Intangibles, Inventory, vehicles and cash on hand at or related to a Collateral Property.
“PIP” means a property improvement plan for a Property prepared by a franchisor or manager of such Property.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Post-Default Rate” means, in respect of any principal of any Loan that is not paid when due, the rate otherwise applicable plus an additional four percent (4%) per annum and with respect to any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise) a rate per annum equal to Base Rate as in effect from time to time plus the Applicable Margin, plus four percent (4%).
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Stock issued by the Parent Guarantor, the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent Guarantor, the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Stock, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Stock” means, with respect to any Person, shares of capital stock of, or other Equity Interests in, such Person which are entitled to preference or priority over any other capital stock of, or other Equity Interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Principal Office” means the Administrative Agent’s office at Minneapolis Loan Center, 608 2nd Avenue South, 11th Floor, Minneapolis, Minnesota 55402.

“Pro Forma Debt Service” means, on any day, the amount obtained by multiplying (a) an amount equal to the outstanding principal balance of the Loans on such day, by (b) the greater of (i) 10% or (ii) the highest actual rate at which interest is then payable on the Loans or (c) the then prevailing rate on United States Treasury bonds with a maturity of ten (10) years, plus 3.50%, and a 25-year amortization schedule.
“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the amount of such Lender’s Commitment to (b) the sum of the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Loans owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Loans of all Lenders as of such date.
“Proceedings” has the meaning given that term in Section 8.16.
“Property” means a parcel of real property and the improvements thereon owned or ground leased by the Parent Guarantor, the Borrower, any Loan Party or any of their Subsidiaries (or, if applicable, Unconsolidated Affiliates). For purposes of Section 4.1., the term “Property” may include a property to be acquired, but not yet acquired, by a Subsidiary of the Borrower.
“Protective Advance” means all sums expended as determined by the Administrative Agent to be necessary or appropriate after the Borrower fails to do so when required: (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished; or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 13.2.
“Qualified Letter of Credit” means a standby letter of credit (a) issued by a bank that has a long-term unsecured credit rating of “A” or better and that is satisfactory to the Administrative Agent, (b) in the amount of the Operating Property Value Shortfall, (c) having an expiry date not earlier than one year after the date on which it is delivered and (d) providing that the same may be drawn upon presentation of a sight draft by the Administrative Agent at a location satisfactory to the Administrative Agent.
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“Remaining Collateral Properties” means, at the time of a Collateral Property Release, those Collateral Properties that will continue to be included in the Collateral Pool immediately following such Collateral Property Release.
“Renovations” means any renovations, remodeling or other capital improvements at a Hotel Property (whether performed pursuant to a PIP or otherwise), but not routine maintenance or repairs.
“Required Approval Lenders” means (a) at any time at which there are less than eight (8) Collateral Properties in the Collateral Pool, the Requisite Lenders, and (c) at all other times, the Majority Lenders.
“Requisite Lenders” means, as of any date, Lenders having at least 66 2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66 2/3% of the aggregate principal amount of the outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the Pro Rata Shares shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders, and (ii) at all times when two or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.
“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any Equity Interest of the Parent Guarantor or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in additional Equity Interests to the holders of that class of Equity Interests; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent Guarantor or any of its Subsidiaries now or hereafter outstanding; (c) any prepayment of principal of or premium, if any, on, or redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent Guarantor or any of its Subsidiaries now or hereafter outstanding; provided, however, that no payment of any type described in the foregoing clauses (b) through (d) shall be deemed a “Restricted Payment” for any purposes of this Agreement to the extent such payment is made (i) solely in the form of an Equity Issuance of Equity Interests other than Mandatorily Redeemable Stock, or (ii) with the net proceeds from an Equity Issuance of Equity Interests other than Mandatorily Redeemable Stock, which net proceeds are, within 60 days following the completion of such Equity Issuance, used to purchase Preferred Stock.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
“Seasoned Date” means the first day on which an acquired Hotel Property has been owned for four (4) full fiscal quarters following the date of acquisition by Parent Guarantor or one of its Subsidiaries or Unconsolidated Affiliates (or such earlier date as Borrower may elect by notice to Administrative Agent).

“Seasoned Property” means (a) each Hotel Property (other than a New Property) owned by Parent Guarantor or any of its Subsidiaries or Unconsolidated Affiliates and (b) upon the occurrence of the Seasoned Date of any New Property, such Hotel Property.
“Second Amended Credit Agreement” has the meaning given that term in the Recitals to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Security Deed” means a deed to secure debt, deed of trust or mortgage with respect to a Collateral Property executed by the applicable Subsidiary Guarantor and Operating Lessee in favor of the Administrative Agent for its benefit and the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent, securing the Obligations, as the same may be supplemented, amended or otherwise modified from time to time.
“Security Document” means any Security Deed, any Assignment of Leases and Rents, any Management Agreement Assignment/Subordination, any Control Agreement and any security agreement, pledge agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Administrative Agent’s Liens in any of the Collateral.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“Specified Loan Party” means each Loan Party other than the Parent Guarantor.
“Subordinated Debt” means Indebtedness for money borrowed of any of the Loan Parties that is subordinated in right of payment and otherwise to the Loans and the other Obligations in a manner satisfactory to the Administrative Agent in its sole and absolute discretion.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
“Subsidiary Guarantor” means each Subsidiary of Borrower that owns a Collateral Property.
“Subsidiary Guaranty” means that certain Subsidiary Guaranty dated July 30, 2010 executed by the Initial Subsidiary Guarantors in favor of the Administrative Agent for its benefit and the benefit of the Lenders (as such term was defined in the Original Credit Agreement), and joined in from time to time thereafter by other Subsidiary Guarantors by Accession Agreements executed pursuant to Section 6.3.(j), as same was ratified pursuant to that certain Ratification of Subsidiary Guaranty dated January 21, 2011, that certain Ratification of Subsidiary Guaranty dated October 14, 2011 and that certain Ratification of Subsidiary Guaranty dated as of the date hereof, and as the same may hereafter be supplemented, amended or otherwise modified from time to time.
“Substantial Amount” means, at the time of determination thereof, an amount in excess of ten percent (10%) of total consolidated assets (exclusive of depreciation) at such time of the Parent Guarantor and its Subsidiaries determined on a consolidated basis.
“Syndication Agent” means JPMorgan Chase Bank, N.A.
“Tangible Net Worth” means, as of a given date, stockholders’ equity of the Parent Guarantor and its Subsidiaries determined on a consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining stockholders’ equity of the Parent Guarantor and its Subsidiaries): (a) the amount of any write-up in the Book Value of any assets reflected in any balance sheet resulting from revaluation thereof or any write up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP (subject to Section 1.2.(a)), all determined on a consolidated basis.
“Taxes” has the meaning given that term in Section 3.10.
“Tax/Insurance Reserve Account” means, with respect to each Collateral Property, an account with the Administrative Agent into which funds shall be deposited and withdrawn for the payment of personal property and real estate taxes and assessments and insurance premiums in accordance with Section 8.21.
“Tenant Lease” means any lease, sublease or other similar occupancy agreement for any portion of a Collateral Property.
“Tie-In Jurisdiction” means a jurisdiction in which a “tie-in” endorsement may be obtained for a title insurance policy covering property located in such jurisdiction which endorsement effectively ties coverage to other title insurance policies covering properties located in other jurisdictions.
“Top 25 Market” means the twenty-five (25) largest Metropolitan Statistical Areas in the United States as published from time to time by the United States Office of Management and Budget.
“Total Asset Value” means, without duplication, the sum of (a) the following amounts with respect to the following assets owned by Parent Guarantor or any of its Subsidiaries: (i) the Operating Property Value of Hotel Properties; (ii) the amount of all unrestricted cash and cash equivalents; (iii) the Book Value of all unimproved land and all Indebtedness secured by Mortgages; (iv) the Book Value of all Development/Redevelopment Properties; and (v) the contract purchase price for all purchase assets (to the extent included in Indebtedness); plus (b) the applicable Ownership Share of any Unconsolidated Affiliate of any asset described in clause (a) above.

“Transfer Authorizer Designation Form” means a form substantially in the form of Exhibit G as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“Uniform System” means the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as published by the Educations Institute of the American Hotel & Motel Association, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within such Uniform System of Accounts.
“Unrestricted Cash” means, with respect to any Person, cash and Cash Equivalents of such Person that are free and clear of all Liens and not subject to any restrictions (other than with respect to costs of liquidating certain Cash Equivalents prior to maturity) on the use thereof to pay Indebtedness and other obligations of the such Person.
“Upscale Select Service Hotels” means a Hotel Property with one of the following brands: Courtyard by Marriott, Hilton Garden Inn and Hyatt Place.
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
Section 1.2.    GAAP; General References; Pacific Time.
(a)    Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect on the Agreement Date; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the use of GAAP, the calculation of liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed.
(b)    References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Pacific time.
ARTICLE II. CREDIT FACILITY
Section 2.1.    Loans.
Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.16. below, each Lender severally and not jointly agrees to make Loans to the Borrower during the period from and including the Effective Date to but excluding the Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment; provided, however Loans shall not be made in excess of amounts that would cause a violation of the limitations set forth in Section 2.16. Each borrowing of Loans hereunder shall be in an aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (except that, subject to Section 2.16., any such borrowing of Loans may be in the aggregate amount of the Commitments of all Lenders minus the sum of the aggregate principal balance of all Loans, which Loans, if less than $1,000,000, must be Base Rate Loans). Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and, prior to the Maturity Date, reborrow Loans.
Section 2.2.    Requests for Loans.

Not later than 9:00 a.m. at least one (1) Business Day prior to a borrowing of Base Rate Loans and not later than 9:00 a.m. at least three (3) Business Days prior to a borrowing of LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Loans to be borrowed, the date such Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Loans, the Type of the requested Loans, and if such Loans are to be LIBOR Loans, the initial Interest Period for such Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Notwithstanding the foregoing, the Administrative Agent is authorized to rely upon the telephonic request of Doug Vicari or Graham Wootten as the Borrower’s duly authorized agents, or such other and/or additional authorized agents as the Borrower shall designate in writing to Administrative Agent (collectively, the “Borrower’s Agents”). The Borrower’s telephonic notices, requests and acceptances shall be directed to such officers of the Administrative Agent as the Administrative Agent may from time to time designate and shall be followed promptly by the original or a facsimile or electronic mail Notice of Borrowing required pursuant to the first sentence of this Section 2.2. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.
Section 2.3.    Funding of Loans.
Promptly after receipt of a Notice of Borrowing under Section 2.2., the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 9:00 a.m. on the date such proposed Loans are to be made available to the Borrower. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower at the Principal Office, not later than 12:00 noon on the date of the requested borrowing of Loans, the proceeds of such amounts received by the Administrative Agent. No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 2.4.    Assumptions Regarding Funding by Lenders.
With respect to Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Loan with interest thereon, for each day from and including the date such Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Loan, the amount so paid shall constitute such Lender’s Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Loan to be made by such Lender.
Section 2.5.    Purchase of Loans on the Effective Date.
Each Lender (if any) that is not a party to the Second Amended Credit Agreement and each Lender that is increasing its Commitment hereunder above the amount of its Commitment under the Second Amended Credit Agreement shall, on the Effective Date, purchase from the other Lenders its Commitment Percentage or, in the case of a Lender that is increasing its Commitment, a percentage equal to the increase of its Commitment Percentage (determined in each case with respect to the Lender’s relative Commitments and after giving effect to the increase of Commitments as a result of this Agreement) of any outstanding Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to the portion of the outstanding principal amount of such Loans to be purchased by such Lender. The Borrower shall pay to the Lenders amounts payable, if any, to the Lenders under Section 5.4. as a result of the prepayment of any such Loans.
Section 2.6.    Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan (including any Loans outstanding on the Effective Date) to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)    during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin; and
(ii)    during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefore, plus the Applicable Margin.
Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error. In the case of interest on Loans outstanding on the Effective Date, interest accrued as of the Effective Date shall be allocated among the Lenders based on their Commitment Percentages under the Second Amended Credit Agreement, and interest accruing from and after the Effective Date shall be allocated among the Lenders based on their Commitment Percentages under this Agreement.
Section 2.7.    Number of Interest Periods.
There may be no more than seven (7) different Interest Periods outstanding at the same time.
Section 2.8.    Repayment of Loans.
The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Maturity Date.
Section 2.9.    Prepayments.
(a)    Optional. Subject to Section 5.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan. Each voluntary prepayment of Loans shall be either (i) in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof or (ii) the entire outstanding principal amount of the Loans (together with all accrued but unpaid interest thereon).
(b)    Mandatory.
(i)    Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Loans exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders the amount of such excess. All payments under this Section 2.9.(b)(i) shall be applied in accordance with the last sentence of Section 3.2.
(ii)    Minimum DSCR Hurdle. If the Debt Service Coverage Ratio as determined at the end of any fiscal quarter is less than the Minimum DSCR Hurdle, the Borrower shall pay to the Administrative Agent for the account of the Lenders, as a principal payment of the Loans, not later than fifteen (15) Business Days following the day on which the DSCR Certificate for such fiscal quarter is required to be delivered under Section 9.4.(d), the amount by which the outstanding principal balance of the Loans would be required to be reduced to cause the Debt Service Coverage Ratio to equal the Minimum DSCR Hurdle as of the last day of such fiscal quarter. All payments under this Section 2.9.(b)(ii) shall be applied in accordance with the last sentence of Section 3.2.
Section 2.10.    Late Charges.
If any payment required under this Agreement is not paid within ten (10) days after it becomes due and payable, the Borrower shall pay a late charge for late payment to compensate the Lenders for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to four percent (4%) of such delinquent payment. Such late charge shall be paid in any event not later than the due date of the next subsequent installment of principal and/or interest. In the event the maturity of the Obligations hereunder occurs or is accelerated pursuant to Section 11.2., this Section shall apply only to payments overdue prior to the time of such acceleration. This Section shall not be deemed to be a waiver of the Lenders’ right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.
Section 2.11.    Continuation.
So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 9:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Notwithstanding the foregoing, the Administrative Agent is authorized to rely upon the telephonic request of any of the Borrower’s Agents. The Borrower’s telephonic notices, requests and acceptances shall be directed to such officers of the Administrative Agent as the Administrative Agent may from time to time designate and shall be followed promptly by the original or a facsimile or electronic mail Notice of Continuation required pursuant to the third sentence of this Section 2.11. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefore, continue as a LIBOR Loan with an Interest Period of one month.
Section 2.12.    Conversion.
So long as no Default or Event of Default exists, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount, and upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted in accordance with Section 2.6. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 9:00 a.m. three (3) Business Days prior to the date of any proposed Conversion into Base Rate or LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be

Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Notwithstanding the foregoing, the Administrative Agent is authorized to rely upon the telephonic request of any of the Borrower’s Agents. The Borrower’s telephonic notices, requests and acceptances shall be directed to such officers of the Administrative Agent as the Administrative Agent may from time to time designate and shall be followed promptly by the original or a facsimile or electronic mail Notice of Conversion required pursuant to the first sentence of this Section 2.12. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.13.    Notes.
(a)    Notes. The Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Note, payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.
(b)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.14.    Voluntary Reductions of the Commitment.
The Borrower may terminate or reduce the amount of the Commitments at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less that $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, (a) the Borrower may not reduce the aggregate amount of the Commitments to an amount that is less than the aggregate outstanding principal amount of the Loans unless, on or before the effective date of such reduction, the Borrower complies with the provisions of Section 2.9.(b)(i) and (b) the Borrower may not reduce the aggregate amount of the Commitments below $100,000,000 unless the Borrower is fully terminating the Commitments. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction. The Commitments, once reduced pursuant to this Section, may not be increased. The Borrower shall pay all interest and fees, on the Loans accrued to the date of such reduction or termination of the Commitments to the Administrative Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 5.4. of this Agreement.
Section 2.15.    Extension of Maturity Date.
Borrower shall have the option to extend the Maturity Date from the Original Maturity Date to the Extended Maturity Date, upon satisfaction of each of the following conditions precedent:

(a)    The Borrower shall provide the Administrative Agent with written notice of the Borrower's request to exercise the Option to Extend not more than one hundred twenty (120) days but not less than forty-five (45) days prior to the Original Maturity Date; and
(b)    As of the date of the Borrower's delivery of notice of request to exercise the Option to Extend, and as of the Original Maturity Date, no Default or Event of Default shall have occurred and be continuing, and Borrower shall so certify in writing; and
(c)    The Borrower shall execute or cause the execution of all documents reasonably required by the Administrative Agent to exercise the Option to Extend and shall deliver to the Administrative Agent, at the Borrower's sole cost and expense, such title insurance endorsements reasonably required by the Administrative Agent; and
(d)    There shall not have occurred any change in any Collateral Property since the date on which it first became a Collateral Property or the financial condition of the Borrower or the Parent Guarantor from that which existed as of December 31, 2011 that, in the determination of the Administrative Agent in its sole discretion, has had a Material Adverse Effect; and
(e)    On or before the Original Maturity Date, the Borrower shall pay to the Administrative Agent all closing and recording costs, the costs of preparing any extension documents, including reasonable attorney’s fees if any, and any other reasonable costs and expense associated with the Borrower’s exercise of its extension right; and
(f)    On or before the Original Maturity Date, Borrower shall pay to the Administrative Agent the fee provided for in Section 3.5.(c); and
(g)    The Administrative Agent shall have received, at the Borrower’s sole cost, new or updated Appraisals confirming to the satisfaction of the Administrative Agent that the ratio of the aggregate amount of the Commitments to the aggregate amount of the Appraised Values of the Collateral Properties does not exceed the Advance Rate. If such ratio exceeds the Advance Rate, the Borrower may satisfy the condition in this Section 2.15.(g) by reducing the aggregate amount of the Commitments in accordance with Section 2.14. to the amount required to reduce such ratio to the Advance Rate; and
(h)    Borrower shall be in compliance with all of the covenants set forth in Section 10.1.
Section 2.16.    Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall make any Loan in an amount which, immediately after the making of such Loan, would cause the aggregate principal amount of all outstanding Loans to exceed the Maximum Loan Availability.
Section 2.17.    Funds Transfer Disbursements.
(a)    Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by any of Borrower’s Agents to any of the accounts designated in the Transfer Authorizer Designation Form. The Borrower agrees to be bound by any transfer request authorized or transmitted by the Borrower or any of the Borrower’s Agents even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower or any of the Borrower’s Agents to effect a wire of funds transfer even if the information provided by the Borrower or the Borrower’s Agents identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.
(b)    Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority; provided, that the Administrative Agent and the Lenders hereby acknowledge that KeyBank is acceptable to the Administrative Agent and the Lenders; (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.
(c)    Limitation of Liability. Neither the Administrative Agent nor any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s reasonable control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. Neither the Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.
Section 2.18.    Increase in Commitments.
(a)    Request for and Conditions of Increase. The Borrower shall have the right to request increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $375,000,000. Each such increase in the Commitments must be an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Commitment. No Person shall become a Lender hereto pursuant to this Section 2.18. without the approval of Borrower. If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment hereunder) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage or, in the case of a Lender that is increasing its Commitment, a percentage equal to the increase of its Commitment Percentage (determined in each case with respect to the Lenders’ relative Commitments and after giving effect to the increase of Commitments) of any outstanding Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to the portion of the outstanding principal amount of such Loans to be purchased by such Lender. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 5.4. as a result of the prepayment of any such Loans. Effecting the increase of the Commitments under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true or correct on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z)  the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of (A) all corporate, partnership or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, limited liability company or other necessary action taken by each Guarantor authorizing the guaranty of such increase; (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; (iii) a supplement to this Agreement executed by the Borrower and by any new Lender and existing Lender that is increasing its Commitment confirming the amount of such new or increased Commitments; (iv) new Notes executed by the Borrower, payable to any new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments; (v) ratification by the Parent Guarantor, Subsidiary Guarantors and Operating Lessees of their obligations to which they are parties; (vi) such amendments to the Security Documents as Administrative Agent shall reasonably require; and (vii) such other documents, instruments, title insurance endorsements and information as Administrative Agent shall reasonably request.
(b)    Payment of Interest and Fees. Interest and fees accrued hereunder prior to the effective date of any increase in the Commitments shall be allocated among the Lenders based on their Commitment Percentages prior to such increase in the Commitments, and interest and fees accruing from and after the effective date of such increase in the Commitments shall be allocated among the Lenders based on their Commitment Percentages following such increase in the Commitments.
ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1.    Payments.

(a)    Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 11:00 a.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to such Lender within one (1) Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
(b)    Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 3.2.    Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from Lenders under Section 2.1. shall be made from the Lenders, each payment of the fees under Sections 3.5.(a), 3.5.(b) and 3.5.(c) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.14. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 5.1.) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous. Any payment or prepayment of principal or interest made (i)(A) during the existence of a Default or Event of Default or (B) pursuant to Section 2.9.(b)(ii), shall be made for the account of the Lenders in accordance with the order set forth in Section 11.5. and (ii) pursuant to Section 2.9.(b)(i), shall be made for the account of the Lenders holding Commitments (or, if the Commitments have been terminated, holding Loans, in accordance with the order set forth in Section 11.5.
Section 3.3.    Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 11.5., such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 11.5., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with the respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 3.4.    Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5.    Fees.
(c)    Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan and loan modification fees as have been agreed to in writing by the Borrower and the Administrative Agent.
(d)    Unused Fees. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders an unused fee equal to the sum of the daily amount by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal balance of Loans set forth in the table below multiplied by the corresponding per annum rate:

Amount by Which Commitments Exceed Loans	Unused Fee
$0 to and including an amount equal to 50% of the aggregate amount of the Commitments	0.25%
Greater than an amount equal to 50% of the aggregate amount of the Commitments	0.35%

Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Maturity Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero. The Borrower agrees that the payment due on January 2, 2013 under this Section 3.5.(b) shall consist of (i) fees payable under Section 3.5.(b) of the Second Amended Credit Agreement for the period from October 1, 2012 to the Effective Date hereunder for the account of the Lenders thereunder in the amount therein provided allocated among such Lenders on the basis of their Commitments under the Second Amended Credit Agreement and (ii) fees payable under this Section 3.5.(b) for the period from the Effective Date through December 31, 2012 allocated among the Lenders on the basis of their Commitments under this Agreement.
(e)    Extension Fee. If the Borrower exercises its right to extend the Maturity Date in accordance with Section 2.15., the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee equal to 0.25% of the amount of such Lender’s outstanding Loans as of the Original Maturity Date.
(f)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent, the Syndication Agent and the Arrangers as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time.
Section 3.6.    Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.
Section 3.7.    Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.8.    Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.9.    Defaulting Lenders.
(a)    Generally. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or Applicable Law, (i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.5.(b) and (ii) the Commitment of such Defaulting Lender shall not be included in determining whether the Requisite Lenders, Majority Lenders or all of Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 13.7., except as otherwise provided therein). If for any reason a Lender fails to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (A) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (B) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (C) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either (1) used to satisfy any obligation that such Defaulting Lender fails to satisfy under this Agreement (including, without limitation, its obligations under Section 2.3.) or (2) to the extent not so used, then either (x) applied against the purchase price of such Loans under the following subsection (b) or (y) paid to such Defaulting Lender when it ceases to be a Defaulting Lender as provided in subsection (c) below.
(b)    Purchase or Cancellation of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Administrative Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one (1) Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to acquire all of the Commitments of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6.(c) for the purchase price provided for below or (ii) terminate the Commitments of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any right or obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 13.6.(c), shall pay to the Administrative Agent an assignment fee in the amount of $10,000. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive any amount owed to it by the Borrower under the Loan Documents which accrued prior to the date on which it became a Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.
(c)    Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, the determination that such  Lender is no longer a Defaulting Lender will not constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
Section 3.10.    Taxes; Foreign Lenders.
(a)    Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent or a Lender and the jurisdiction imposing such taxes

(other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii)  any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto and (v) any taxes imposed under FATCA (such non excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:
(i)    pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;
(ii)    promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and
(iii)    pay to the Administrative Agent for its account or the account of the applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction been required.
(b)    Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.
(c)    Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each such Lender or Participant shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Administrative Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefore, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.
(d)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall (A) enter into such agreements with the IRS as necessary to establish an exemption from withholding under FATCA; (B) comply with any certification, documentation, information, reporting or other requirement necessary to establish an exemption from withholding under FATCA; (C) provide any documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their respective obligations, if any, under FATCA and to determine that such Lender has complied such applicable requirements; and (D) provide a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Lender certifying that such Lender has complied with any necessary requirements to establish an exemption from withholding under FATCA.  To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by Applicable Law, deliver to the Borrower and the Administrative Agent revised and/or updated documentation sufficient for the Borrower and the Administrative Agent to confirm such Lender’s compliance with its obligations under FATCA.
(e)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.
Section 3.11.    Lender Failure to Make Payment.
If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.4., 3.1.(b) or 12.8., then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

ARTICLE IV. COLLATERAL PROPERTIES
Section 4.1.    Eligibility of Properties.
(a)    Initial Collateral Properties. On the Effective Date, the Initial Collateral Properties shall be the sole Collateral Properties.
(b)    Additional Collateral Properties. If after the Effective Date the Borrower desires that the Lenders include any additional Property in the Collateral Pool, and provided the inclusion of such Property would comply with the provisions of Section 4.4., the Borrower shall so notify the Administrative Agent in writing. No Property will be evaluated by the Lenders unless and until the Borrower delivers to the Administrative Agent the following, in form and substance satisfactory to the Administrative Agent:
(i)    An executive summary of the Property including, at a minimum, the following information relating to such Property: (A) a description of such Property, such description to include the age, location, site plan and physical condition of such Property; (B) the purchase price paid or to be paid for such Property; (C) the current and projected condition of the regional market and specific submarket in which such Property is located; and (D) the current projected capital plans and, if applicable, current renovation plans for such Property;
(ii)    The purchase and sale agreement pursuant to which such Property was or is being acquired;
(iii)    An operating statement for such Property audited or certified by a representative of the Borrower as being true and correct in all material respects and prepared in accordance with GAAP for the previous three fiscal years, as well as operating statements for the most recent month, the year-to-date and the trailing twelve months, provided that, with respect to any period such Property that was owned by the Borrower or a Subsidiary for less than three years, such information shall only be required to be delivered to the extent reasonably available to the Borrower and such certification may be based upon the Borrower’s knowledge and provided further, that if such Property has been operating for less than three years, the Borrower shall provide such projections and other information concerning the anticipated operation of such Property as the Administrative Agent may reasonably request;
(iv)    To the extent available, three-year historical and pro forma capital expenditure reports and projections;
(v)    A copy of a recent ALTA Owner’s Policy of Title Insurance (“Owner’s Policy”), or a current commitment therefor, covering such Property showing the identity of the fee titleholder thereto and all matters of record;
(vi)    Copies of all documents of record reflected in Schedule A and Schedule B of the Owner’s Policy (including any ground lease, easements, covenants, conditions and restrictions) and a copy of the most recent real estate tax bill and notice of assessment;
(vii)    A current or currently certified (within twelve (12) months, provided it shows all improvements on or affecting the Property) survey of such Property certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys;
(viii)    If not adequately covered by the survey certification provided for above, a certificate from a licensed engineer or other professional satisfactory to the Administrative Agent that such Property is not located in a Special Flood Hazard Area as defined by the Federal Insurance Administration;
(ix)    A “Phase I” environmental assessment of such Property not more than twelve months old, which report (1) has been prepared by an environmental engineering firm acceptable to the Administrative Agent and (2) complies with the requirements contained in the Administrative Agent’s guidelines adopted from time to time by the Administrative Agent to be used in its lending practice generally and any other environmental assessments or other reports relating to such Property, including any “Phase II” environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Property;
(x)    An engineering report for such Property not more than twelve months old and prepared by an engineering firm acceptable to the Administrative Agent;
(xi)    Copies of all Material Contracts for such Property;
(xii)    The Smith Travel STAR Report for such Property and its primary competitive set for the most current month available, along with the prior year-end report;
(xiii)    To the extent readily available, maps, photographs, site plans, broker packages, market studies or third-party reports on the hotel property;
(xiv)    Any PIP required to remain in compliance with the applicable Franchise Agreement and Management Agreement;
(xv)    Five-year financial pro forma projections, including a discounted cash flow analysis, along with any submissions to the Parent Guarantor’s board of trustees;
(xvi)    Evidence that such Property complies with applicable zoning and land use laws;
(xvii)    UCC, tax, judgment and lien search reports with respect to the Subsidiary that is the owner, and the Subsidiary that is the Operating Lessee, of such Property in all necessary or appropriate jurisdictions indicating that there are no Liens of record with respect to such Person or such Property other than Permitted Liens;
(xviii)    Plans and specifications for such Property, provided the same shall only be required to the extent reasonably available to the Borrower;
(xix)    Final certificates of occupancy and any other Governmental Approvals relating to such Property;
(xx)    Copies of all policies of insurance required by Section 8.5.; and

(xxi)    Such other information the Administrative Agent may request in order to evaluate the Property.
If, after receipt and review of the foregoing documents and information, the Administrative Agent is, in its sole discretion, prepared to recommend acceptance of such Property as a Collateral Property, the Administrative Agent will so notify the Borrower and each Lender, provided, however, that the Administrative Agent may elect to make such recommendation prior to receipt of all of the foregoing documents and information, in which event such recommendation shall be subject to its receipt and review of the documents and information thereafter received. Within five (5) Business Days of the Administrative Agent’s giving such notice to the Lenders, the Administrative Agent will send the foregoing documents and information to each of the Lenders.
(c)    Appraisal; Final Approval. Promptly upon (or, at the Borrower’s request, prior to) giving notice to the Lenders under Section 4.1.(b) that the Administrative Agent is prepared to recommend acceptance of such Property as a Collateral Property, the Administrative Agent shall commission, at the Administrative Agent’s discretion and the Borrower’s expense, an Appraisal of such Property, to be in form and substance satisfactory to the Administrative Agent. Within ten (10) Business Days of receipt of such Appraisal, the Administrative Agent shall review such Appraisal and shall determine the Appraised Value of such Property. If after such review and determination the Administrative Agent is, in its sole discretion, unwilling to recommend acceptance of such Property as a Collateral Property, the Administrative Agent shall promptly notify the Borrower and the Lenders and the consideration by the Administrative Agent and the Lenders of such Property shall cease. If after such review and determination the Administrative Agent remains prepared to recommend acceptance of such Property as a Collateral Property, the Administrative Agent shall forward a copy of such Appraisal to the Lenders together with notice of such Appraised Value. Each Lender shall use reasonable efforts to notify the Administrative Agent in writing whether or not such Lender, in its sole discretion, accepts such Property as a Collateral Property within ten (10) Business Days of the date on which a Lender has received all of the items referred to in this Section 4.1.(c) and the immediately preceding Section 4.1.(b). Such Property shall become a Collateral Property only upon written approval of the Required Approval Lenders and upon execution and delivery by the Borrower to the Administrative Agent of (i) a certificate in form and substance satisfactory to Administrative Agent showing the Collateral Pool Availability after inclusion of such Property as a Collateral Property, (ii) the documents and items described in Section 6.3., and (iii) such other items or documents as the Administrative Agent may reasonably deem to be appropriate under the circumstances, including updates of the documents described in the immediately preceding subsections (b)(i), (b)(ii), (b)(vi), (b)(xi), (b)(xii) and (b)(xvii), and satisfaction of all other closing requirements reasonably imposed by the Administrative Agent.
Section 4.2.    Release of Collateral Properties.
From time to time the Borrower may request, upon not less than ten (10) days’ prior written notice to the Administrative Agent or such shorter period as may be acceptable to the Administrative Agent, that a Collateral Property be released from the Liens created by the Security Documents applicable thereto, which release (the “Collateral Property Release”) shall be effected by the Administrative Agent if the Administrative Agent determines all of the following conditions are satisfied as of the date of such Collateral Property Release:
(a)    No Default or Event of Default exists or will exist immediately after giving effect to such Collateral Property Release;

(b)    Immediately prior to such Collateral Property Release (i) the Debt Service Coverage Ratio is not less than the Minimum DSCR Hurdle, (ii) the outstanding principal balance of the Loans does not exceed the sum of the Advance Rate Values of all of the Collateral Properties, and (iii) the Borrower is in compliance with the provisions of Section 10.1.;
(c)    The Borrower shall have delivered to the Administrative Agent a certificate demonstrating on a pro forma basis, and the Administrative Agent shall have determined to its satisfaction, that upon such Collateral Property Release (and taking into account any prepayment of the Loans to be made prior to or at the time of such Collateral Property Release), (i) the Debt Service Coverage Ratio for the Remaining Collateral Properties shall not be less than the Minimum DSCR Hurdle, (ii) the outstanding principal balance of the Loans shall not exceed the sum of the Advance Rate Values of all of the Remaining Collateral Properties, and (iii) the Borrower shall be in compliance with the provisions of Section 10.1.;
(d)    Upon such Collateral Property Release, at least five Collateral Properties having an aggregate Operating Property Value of not less than $250,000,000 shall remain in the Collateral Pool;
(e)    Such Collateral Property Release shall be permitted under Section 4.4.; and
(f)    The Borrower shall have delivered to the Administrative Agent all documents and instruments reasonably requested by the Administrative agent in connection with such Collateral Property Release.
Simultaneously with the Collateral Property Release, the Administrative Agent shall release the Subsidiary Guarantor that owns such released Collateral Property from its obligations under the Subsidiary Guaranty, provided such Subsidiary Guarantor does not own any other Collateral Property. Except as set forth in this Section 4.2., no Collateral Property shall be released from the Liens created by the Security Documents applicable thereto and no Subsidiary Guarantor shall be released from its obligations under the Subsidiary Guaranty.
Section 4.3.    Frequency of Appraisals.
The Appraised Value of a Collateral Property shall be determined or redetermined, as applicable, under each of the following circumstances:
(a)    In connection with the acceptance of a Property as a Collateral Property the Administrative Agent will determine the Appraised Value thereof as provided in Section 4.1.; or
(b)    From time to time upon at least five (5) Business Days written notice to the Borrower and at the Borrower’s expense, the Administrative Agent may (and shall at the direction of the Requisite Lenders) redetermine the Appraised Value of a Collateral Property (based on a new Appraisal obtained by the Administrative Agent) in any of the following circumstances:
(iii)    if a change occurs with respect to such Collateral Property that has a Material Adverse Effect (as determined by the Administrative Agent or based on the direction of the Requisite Lenders), including, without limitation, a material deterioration in the Net Operating Income of such Collateral Property, a major casualty at such Collateral Property that is not fully covered by insurance, a material condemnation of any part of such Collateral

Property or a material change in the market conditions affecting such Collateral Property; or
(iv)    if necessary in order to comply with FIRREA or other Applicable Law relating to the Administrative Agent or the Lenders; or
(v)    if the Administrative Agent determines an Appraisal of such Property is necessary in connection with its determination under Section 4.2.(b) regarding the release of a Collateral Property; or
(c)    At any time and from time to time but no more than once during any period of one (1) year, the Administrative Agent may (and shall at the written direction of all of the Lenders) redetermine the Appraised Value of a Collateral Property (based on a new Appraisal obtained by the Administrative Agent), all at the Borrower’s expense; or
(d)    At any time at which there exists an Event of Default, the Administrative Agent may (and shall at the written direction of the Requisite Lenders) obtain an Appraisal of any one or more of the Collateral Properties, all at the Borrower’s expense; or
(e)    At any time and from time to time, the Administrative Agent may (and shall at the written direction of all of the Lenders) redetermine the Appraised Value of any Collateral Property (based on a new Appraisal obtained by the Administrative Agent), all at the Lenders’ expense.
Section 4.4.    Limitations on Collateral Pool Releases and Additions to Collateral Pool.
(g)    No Property shall be added to the Collateral Pool and no Collateral Property shall be released from the Collateral Pool if the addition of such Property to the Collateral Pool or such Collateral Property Release would result in any of the following:
(i)    those Collateral Properties that are (A) ground-up development Hotel Properties not operating for the prior four fiscal quarters, (B) Development/Redevelopment Properties or (C) Collateral Properties scheduled for Major Renovations within two years after the acquisition date having in the aggregate Appraised Values that exceed 25% of the aggregate Appraised Values of all Collateral Properties;
(ii)    any single Collateral Property having (A) an Appraised Value that exceeds thirty-five percent (35%) of the aggregate Appraised Values of all Collateral Properties or (B) Adjusted NOI that exceeds 35% of the aggregate Adjusted NOI of all Collateral Properties;
(iii)    the aggregate Appraised Values of all of the Collateral Properties located in a single metropolitan statistical area or Top 25 Market exceeding 35% of the aggregate Appraised Values of all Collateral Properties; or
(iv)    the Adjusted NOI of all of the Collateral Properties located in a single metropolitan statistical area or Top 25 Market exceeding 35% of the Adjusted NOI of all Collateral Properties.
(h)    No Property that is subject to a ground lease shall be added to the Collateral Pool, and no Collateral Property shall be released from the Collateral Pool, in either case, if following the addition of such Property to the Collateral Pool or such Collateral Property Release, Collateral

Properties that are subject to ground leases would have an aggregate Appraised Value that exceeds 25% of the aggregate Appraised Values of all Collateral Properties. Notwithstanding the foregoing, Borrower shall be permitted to exclude one ground leased Property from the foregoing limitation, provided (i) such ground lease (A) is an Approved Ground Lease, (B) provides for ground rent that is a de minimus percentage of total operating expenses of such Property and (C) demises only a portion of such Property that does not underlie any material improvements or any material means of ingress and egress and (ii) such exclusion is approved in writing by Administrative Agent in its sole and absolute discretion.
ARTICLE V. YIELD PROTECTION, ETC.
Section 5.1.    Additional Costs; Capital Adequacy.
(g)    Capital Adequacy. If any Lender or any Participant in the Loan determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s or such Participant’s or such corporation’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then (without duplication of any other obligations of the Borrower under the Loan Documents) the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or (subject to subsection (f) below) such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.
(h)    Additional Costs. In addition to, and not in limitation of the immediately preceding clause (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).
(i)    Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).
(j)    Intentionally Omitted.
(k)    Notification and Determination of Additional Costs. Each of the Administrative Agent, each Lender, and (subject to subsection (f) below) each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder. The Administrative Agent, each Lender and (subject to subsection (f) below) each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.
(l)    Participants. Any notice or certificate to be delivered by a Participant under subsection (a) or (e) above shall be delivered by such Participant to the Lender from which it purchased such participation interest, and such Lender shall promptly deliver the same to the Administrative Agent and the Borrower.
Section 5.2.    Suspension of LIBOR Loans.
Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:
(a)    the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR, or
(b)    the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;
then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, (i) the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.
Section 5.3.    Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended, in each case, until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).
Section 5.4.    Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:
(a)    any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
(b)    any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Not in limitation of the foregoing, such compensation shall include, without limitation, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan calculating present value by using as a discount rate LIBOR quoted on such date, including without limitation any losses or expenses incurred in obtaining, liquidating or employing deposits from third parties. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.
Section 5.5.    Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c), Section 5.2., or Section 5.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(c), Section 5.2., or Section 5.3. on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1.(e), Section 5.2., or Section 5.3. that gave rise to such Conversion no longer exist:
(i)    to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 5.1.(c) or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
Section 5.6.    Change of Lending Office.
Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 5.7.    Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.
ARTICLE VI. CONDITIONS PRECEDENT
Section 6.1.    Initial Conditions Precedent.

The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent:
(f)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
(iii)    counterparts of this Agreement executed by each of the parties hereto;
(iv)    a Note payable to each Lender not party to the Second Amended Credit Agreement and a replacement Note payable to each Lender whose Commitment is being increased pursuant to this Agreement, in each case complying with the terms of Section 2.13.(a);
(v)    ratification by the Guarantors and Operating Lessees of their obligations under the Loan Documents to which they are parties;
(vi)    such amendments to the Security Documents as Administrative Agent may require;
(vii)    (A) an opinion of Hogan Lovells US LLP, counsel to the Borrower and the other Loan Parties, and (B) to the extent required by Administrative Agent, an opinion of local counsel reasonably satisfactory to Administrative Agent, as special counsel to the Loan Parties, each addressed to the Administrative Agent and the Lenders and collectively covering the matters set forth in Exhibit H;
(viii)    to the extent required by Administrative Agent, the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of organization or formation of such Person;
(ix)    to the extent required by Administrative Agent, a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Person is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(x)    to the extent required by Administrative Agent, a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party;
(xi)    to the extent required by Administrative Agent, copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity (or, in lieu of the foregoing, a certificate of such Secretary or Assistant Secretary (or other individual performing similar functions) that the applicable document or documents delivered pursuant to the Original Credit Agreement, First Amended Credit Agreement or Second Amended Credit Agreement have not been modified or amended and remain in full force and effect) and (B) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(xii)    a Compliance Certificate for the Parent Guarantor’s fiscal quarter ended September 30, 2012 (or, if the financial statements for the fiscal quarter ended September 30, 2012 are not then available, June 30, 2012);
(xiii)    Intentionally Omitted;
(xiv)    to the extent required by Administrative Agent, title insurance endorsements to the title insurance policies previously issued to Administrative Agent.
(xv)    to the extent required by Administrative Agent, UCC, tax, judgment and lien search reports with respect to each Loan Party in all necessary or appropriate jurisdictions indicating that there are no Liens of record with respect to the assets of each such Loan Party other than Permitted Liens;
(xvi)    evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and
(xvii)    such other documents and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and
(g)    No Default or Event of Default shall exist; and
(h)    The representations and warranties made or deemed made by the Borrower and each other Loan Party in this Agreement and in the other Loan Documents delivered pursuant to Section 6.1. shall be true and correct.
Section 6.2.    Conditions Precedent to All Loans.
The obligations of the Lenders to make any Loans are subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents and (c) in the case of the borrowing of Loans, the Administrative Agent shall have received (i) a timely Notice of Borrowing, (ii) a certificate (as of the last day of the most recent calendar quarter) establishing sufficient Collateral Pool Availability for such borrowing and (iii) a certificate of Borrower confirming that the applicable Subsidiary Guarantor or Operating Lessee is in compliance with the requirements of any Franchise Agreement relating to the Loan and the execution and delivery of the Security Instrument with respect to the Collateral Property which is the subject thereof, pursuant to the Loan Documents. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made that all conditions to the making of such Loan contained in this Article VI. have been satisfied.
Section 6.3.    Conditions Precedent to a Property Becoming a Collateral Property.
No Property shall become a Collateral Property until the Borrower shall have (or shall have caused to be) executed and delivered to the Administrative Agent all documents and instruments required under Section 4.1., and the Administrative Agent and the Required Approval Lenders shall have approved such Property as provided in Section 4.1., and the Borrower shall have (or shall cause to be) executed and delivered to the Administrative Agent the following instruments, documents and agreements in respect of such Property, each to be in form and substance satisfactory to the Administrative Agent:
(b)    A Security Deed with respect to such Property, the form of such Security Deed to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located;
(c)    An Assignment of Leases and Rents with respect to such Property, the form of such Assignment of Leases and Rents to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located;
(d)    A Management Agreement Assignment/Subordination with respect to the Management Agreement for such Property and (if such Property is subject to a Franchise Agreement) a “comfort letter” from the Franchisor, unless waived by the Administrative Agent;
(e)    A Control Agreement with respect to the applicable FF&E Reserve Account;
(f)    Copies of the Material Contracts for such Property (to the extent not theretofore delivered) and, if requested by the Administrative Agent, collateral assignments executed by the applicable Subsidiary Guarantor and Operating Lessee in favor of the Administrative Agent for its benefit and the benefit of the Lenders, of the other Material Contracts relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property;
(g)    A commitment for an ALTA 2006 Form Loan Policy of Title Insurance or other form acceptable to the Administrative Agent in favor of the Administrative Agent for its benefit and the benefit of the Lenders, with respect to such Property, including endorsements with respect to such items of coverage as the Administrative Agent may request and which endorsements are available and customary in the jurisdiction where the Property is located, in the amount of coverage required in the following sentence, issued by a title insurance company acceptable to the Administrative Agent and with reinsurance (with direct access agreements) with title insurance companies acceptable to the Administrative Agent, showing the fee simple title to the land (or, in the case of a Property that is subject to an Approved Ground Lease, the leasehold interest in the Land) and improvements described in the applicable Security Deed as vested in the applicable Subsidiary

Guarantor, and insuring that the Lien granted by such Security Deed is a valid Lien against said Property, subject only to the Permitted Liens and such other restrictions, encumbrances, easements and reservations as are acceptable to the Administrative Agent. The issuance of the title insurance policy pursuant to such Commitment satisfactory to the Administrative Agent shall be a condition under this Section 6.3., and the amount of coverage under such policy must equal the Appraised Value of such Property;
(h)    Copies of all documents of record reflected in Schedule A and Schedule B of such title insurance commitment;
(i)    If such Property is located in a Tie‑In Jurisdiction, endorsements to all other existing title insurance policies issued to the Administrative Agent with respect to all other Properties located in Tie‑In Jurisdictions reflecting an increase in the aggregate insured amount under the “Tie-In” Endorsements to an amount equal to the aggregate amount of the Appraised Values of all such Collateral Properties (including the Property to be added to the Collateral Pool) but in no event in an amount in excess of the aggregate amount of the Commitments;
(j)    Estoppel certificates from any party to any Material Contract and estoppels certificates and subordination, non-disturbance and attornment agreements from each tenant leasing any of such Property, all as may be reasonably requested by the Administrative Agent;
(k)    An Accession Agreement executed by the Subsidiary Guarantor that is the owner of such Property (unless it is already a party to the Subsidiary Guaranty);
(l)     With respect to the applicable Subsidiary Guarantor and Operating Lessee, the items that would have been delivered under subsections (v) through (ix), (xiii) and (xv) of Section 6.1.(a) if they had been Loan Parties on the Agreement Date.
(m)    An opinion of counsel admitted to practice law in the jurisdiction in which such Property is located and acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender covering such legal matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;
(n)    An opinion of counsel admitted to practice law in the jurisdictions in which each of the Loan Parties (including the Subsidiary Guarantor that is the owner, and the Operating Lessee that is the lessee, of such Property) is formed acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender covering such legal matters relating to the formation and existence and power of the Person executing documents, and the due authorization, execution and delivery of the Security Documents and other documents for consummating the transactions contemplated hereby as the Administrative Agent may reasonably request;
(o)    Documents required to establish, or evidencing the establishment of, the FF&E Reserve Account, Insurance Reserve Account and Tax Reserve Account (as applicable); and
(p)    Such other instruments, documents, agreements, financing statements, certificates, opinions and other Security Documents as the Administrative Agent may reasonably request.
Section 6.4.    Conditions as Covenants.
If the Lenders permit the making of any Loans prior to the satisfaction of all conditions precedent set forth in Sections 6.1., 6.2. or 6.3. but require the Borrower to cause such condition or conditions to be satisfied after the date of the making of such Loans, the Borrower shall enter into a supplementary agreement establishing the conditions to be satisfied thereafter and the time by which they must be satisfied, as reasonably required by the Administrative Agent. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Administrative Agent and the other Lenders that insofar as such Lender is concerned the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2.
ARTICLE VII. REPRESENTATIONS AND WARRANTIES
Section 7.1.    Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Administrative Agent and each Lender as follows:
(i)    Organization; Power; Qualification. Each of the Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the requisite corporate, partnership or limited liability company power and authority to own or lease its respective properties and to carry on its respective business and is duly qualified as, and is in good standing as a foreign corporation, partnership or other legal entity and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
(j)    Ownership Structure. Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of the Parent Guarantor and all of its Subsidiaries setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Person, (ii) each Person holding any Equity Interest in such Person, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Person represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule (A), each of the Parent Guarantor, the Borrower and their Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Parent Guarantor and its Subsidiaries, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent Guarantor or the Borrower. Part I of Schedule 7.1(b) may be updated from time to time in accordance with the terms of this Agreement.
(k)    Authorization of Agreement, Notes, Loan Documents and Borrowings. The Borrower has the requisite partnership power, and has taken all necessary limited partnership action, and the Parent Guarantor has taken all necessary action, to authorize the Borrower, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the requisite corporate, partnership or limited liability company power, and has taken all necessary corporate, partnership or limited liability company action, and the Parent Guarantor has taken all necessary action, to authorize each Loan Party, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and perform its respective obligations thereunder. The Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.
(l)    Compliance of Agreement, Etc. with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party and the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval that has not been obtained or violate any Applicable Law (including any Environmental Law) relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.
(m)    Compliance with Law; Governmental Approvals. Each Loan Party and each Subsidiary of any Loan Party is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(n)    Title to Properties; Liens. Schedule 7.1(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Loan Parties. Each of the Loan Parties holds good, marketable and insurable title each Property purported to be owned by it (or, in the case of the leasehold estate under a ground lease, a good, valid and insurable leasehold estate), subject only to Permitted Liens, and has good and sufficient title to, or a valid leasehold interest in, all FF&E and other personal property (except such as may be owned by the Manager as provided in the applicable Management Agreement) necessary for the continued operating of such Property in the ordinary course. No Collateral Property or other Collateral is subject to any Lien other than Permitted Liens. Each of the Collateral Pool Properties satisfies all of the requirements under the Loan Documents for being an Eligible Property.
(o)    Existing Indebtedness. Schedule 7.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Loan Parties and the other Subsidiaries are in compliance in all material respects with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.

(p)    Material Contracts. Schedule 7.1(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. Each of the Loan Parties that is party to any Material Contract has performed and is in compliance in all material respects with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
(q)    Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting, any Loan Party, any Subsidiary of any Loan Party or any of their respective properties (except for claims for personal injury or property damage that are covered by insurance and, in the case of actions or proceedings that have been commenced, have been tendered to the insurer for defense and with respect to which the insurer has not denied coverage) in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Documents or the Fee Letter. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any Subsidiary of any Loan Party.
(r)    Taxes. All federal, state and other tax returns of, each Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party and its respective Properties, income and other assets which are material in amount are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of, any Loan Party is under audit.
(s)    Financial Statements. The Borrower has furnished to each Lender copies of the audited consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries for the fiscal year ended December 31, 2011 and the unaudited consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries for the quarter ended June 30, 2012, together with (in each case) the related consolidated statements of operations, shareholders’ equity and cash flow for the fiscal quarter ended on such date. Such balance sheet and statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP (subject to Section 1.2.(a)) consistently applied throughout the periods involved, the consolidated financial position of the Parent Guarantor and its consolidated Subsidiaries as at such date and the results of operations and the cash flow for such period (subject, in the case of the unaudited statements, to changes resulting from normal year end audit adjustments).
(t)    No Material Adverse Effect. Since December 31, 2011, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties is Solvent.
(u)    Operating Statements. The operating statements and other information for each Collateral Property delivered by the Borrower to the Administrative Agent fairly present the Operating Expenses, Gross Operating Revenues, Net Operating Income and Adjusted NOI for each Collateral Property and all Collateral Properties, collectively, for the period then ended.
(v)    ERISA. Each member of the ERISA Group has fulfilled its obligations under the contribution requirements of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
(w)    Absence of Default. None of the Loan Parties or their Subsidiaries is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, such Person under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, have a Material Adverse Effect.
(x)    Environmental Laws. Each of the Loan Parties and their Subsidiaries: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could be reasonably expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, no Loan Party has any knowledge of, nor has received notice of, any past present or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any Subsidiary of any Loan Party, its respective businesses or operations or with respect to its Properties, may: (i) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (ii) cause or contribute to any other potential common law or legal claim or other liability, or (iii) cause any of its Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (i) through (iii) is based on or related to the on-site or off‑site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against any Loan Party or any Subsidiary of any Loan Party relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Properties of the Loan Parties or any of their Subsidiaries is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Borrower’s knowledge, no Hazardous Materials generated at or transported from any Property of any Loan Party or any Subsidiary of any Loan Party is or has been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.
(y)    Investment Company. No Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(z)    Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(aa)    Affiliate Transactions. Except as permitted by Section 10.9. or as otherwise set forth on Schedule 7.1(s), no Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.
(bb)    Intellectual Property. Each of the Loan Parties owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”), if any, necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.
(cc)    Business. As of the Agreement Date, the principal business of the Parent Guarantor, the Borrower and their Subsidiaries is the ownership and/or leasing of hotels.
(dd)    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to any Loan Party or any Subsidiary of any Loan Party ancillary to the transactions contemplated hereby.
(ee)    Accuracy and Completeness of Information. All written information, reports and other papers and data furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, any Loan Party were, at the time the same were so furnished, complete and correct in all material respects, or, in the case of financial statements, present fairly, in accordance with GAAP (subject to Section 1.2.(a)) consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. To Borrower’s knowledge, there is no fact is known to any Loan Party which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders prior to the Effective Date. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Loan Party or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.
(ff)    Not Plan Assets; No Prohibited Transactions. For purposes of ERISA and the Internal Revenue Code, none of the assets of any Loan Party or any of their Subsidiaries constitutes “plan assets”, within the meaning of ERISA and the regulations promulgated thereunder, of any Plan. The execution, delivery and performance of the Loan Documents and the Fee Letter by the Loan Parties, and the borrowing, other credit extensions and repayment of amounts thereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(gg)    OFAC. None of the Borrower, any of the other Loan Parties, any of their Subsidiaries, or any of their Affiliates: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from the Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.
(hh)    Security Interests. Borrower is not aware of any fact or circumstance that would prevent the Security Documents from creating, as security for the Obligations, a valid and enforceable Lien on all of the Collateral, superior to and prior to the rights of all third Persons and subject to no other Liens (except for Permitted Liens), in favor of the Administrative Agent for its benefit and the benefit of the Lenders.
Section 7.2.    Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.
ARTICLE VIII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7., the Borrower shall comply with the following covenants:
Section 8.1.    Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 10.4., the Borrower shall, and shall cause each other Specified Loan Party and each of its and their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.
Section 8.2.    Compliance with Applicable Law.
The Borrower shall, and shall cause each other Specified Loan Party and each of its and their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, comply with all Applicable Laws, including the obtaining of all Governmental Approvals, where the failure to comply could reasonably be expected to have a Material Adverse Effect.
Section 8.3.    Maintenance of Property.
The Borrower shall, and shall cause each other Specified Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, keep in all material respects all Properties owned or leased by it in good repair and working order, condition and appearance (ordinary wear and tear excepted), free of any structural defects and otherwise in a manner consistent with industry standards in the area in which such Property is located.
Section 8.4.    Conduct of Business.
The Borrower shall, and shall cause each other Specified Loan Party and each of its or their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, carry on its respective principal business activities as described in Section 7.1.(u) and not enter into any other principal line of business that is not otherwise engaged in by such Person as of the Agreement Date.
Section 8.5.    Insurance.
The Borrower shall, and shall cause each other Specified Loan Party and each of its and their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a certificate of insurance, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and/or insurance certificates, in form acceptable to the Administrative Agent, providing that the insurance coverage required under this Section 8.5. (including without limitation, both property and liability insurance) is in full force and effect and stating that coverage shall not be cancelable or materially changed without ten (10) days prior written notice to the Administrative Agent of any cancelation for nonpayment or premiums, and not less than thirty (30) days prior written notice to the Administrative Agent of any other cancellation or any modification (including a reduction in coverage), together with appropriate evidence that the Administrative Agent, for the benefit of the Lenders, is named as lender’s loss payee and additional insured, as appropriate, on all insurance policies that the Borrower or any Loan Party actually maintains with respect to any Collateral Property. Such insurance shall, in any event, include terrorism coverage and all of the following:
(A)    Insurance against loss to such Collateral Properties on an “All Risk” policy form, covering insurance risks no less broad than those covered under a Special Multi Peril (SMP) policy form, which contains a Commercial ISO “Causes of Loss-Special Form,” in the then current form, and such other risks as Administrative Agent may reasonably require, in amounts equal to the full replacement cost of each of the Collateral Properties including fixtures and equipment, the applicable Loan Party’s interest in leasehold improvements, and the cost of debris removal, with, if required by the Administrative Agent, an agreed amount endorsement, and with deductibles approved by Administrative Agent, except that any deductibles for any insurance covering damage by windstorm may be in amounts up to 5% of the value of the Collateral Property insured;
(B)    Business income insurance in amounts sufficient to pay during any period in which a Property may be damaged or destroyed, for a period of twelve (12) months; (i) at least 100% of projected Net Operating Income and (ii) all amounts (including, but not limited to, all taxes, assessments, utility charges and insurance premiums) required to be paid by any tenants of the Collateral Property;
(C)    During the making of any alterations or improvements to a Collateral Property, carry or cause to be carried builder’s completed value risk insurance against “all risks of physical loss” for the full replacement cost of such Collateral Property;
(D)    Insurance against loss or damage by flood or mud slide in compliance with The Flood Disaster Protection Act of 1973, as amended from time to time, if any Property is now, or at any time while the Obligations or any portion thereof remains unpaid shall be, situated in any area which an appropriate Governmental Authority designates as a special flood hazard area, in amounts equal to the full replacement value of all above grade structures on such Collateral Property, or as such lesser amounts as may be available under Federal Flood Insurance Programs;
(E)    Commercial general public liability insurance, with the location of the Collateral Properties designated thereon, against death, bodily injury and property damage arising on, about or in connection with the Collateral Properties, with applicable Subsidiary Guarantor listed as an insured, with such limits as Borrower or the applicable Subsidiary Guarantor may reasonably require (but in no event less than $5,000,000; and
(F)    Such other insurance, including, without limitation, earthquake and environmental coverages, relating to the Collateral Properties and the uses and operation thereof as Administrative Agent may, from time to time, reasonably require.
Section 8.6.    Payment of Taxes and Claims.
The Borrower shall, and shall cause each other Specified Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might by Applicable Law become a Lien on any properties of such Person that is not a Permitted Lien; provided, however, that (subject to Section 8.16.) this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) that is being contested in good faith and by appropriate proceedings, (ii) with respect to which reserves in conformity with GAAP have been provided, (iii) if such charge, levy or claim does not constitute and is not secured by any choate Lien on any portion of any Property and no portion of any Property is in jeopardy of being sold, forfeited or lost during or as a result of such contest, (iv) neither Administrative Agent nor any Lender could become subject to any civil or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (v) such contest does not, and could not reasonably be expected to, result in a Material Adverse Effect.
Section 8.7.    Books and Records; Inspections.
The Borrower shall, and shall cause each other Specified Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Specified Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times during business hours and as often as may reasonably be requested and, as long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section 8.7. only if such exercise occurs while a Default or Event of Default exists.
Section 8.8.    Use of Proceeds.
The Borrower shall use the proceeds of Loans only for the general corporate purposes or in the ordinary course of business of the Borrower and its Subsidiaries, including the acquisition of Properties, repayment of Indebtedness, payment of Restricted Payments permitted under this Agreement, repurchases of common shares of the Parent Guarantor permitted under this Agreement, Investments not prohibited under any Loan Document, and capital expenditures. The Borrower shall not, and shall not permit any other Specified Loan Party or any of its or their respective Subsidiaries to, and by its execution hereby the Parent Guarantor agrees that it shall not and shall not permit any of its Subsidiaries to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
Section 8.9.    Environmental Matters.
The Borrower shall, and shall cause each other Specified Loan Party and each of its and their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall comply, and shall cause each other Specified Loan Party to comply, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to comply, and the Borrower shall use, and shall cause each other Specified Loan Party to use, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to use, commercially reasonable efforts to cause all other Persons occupying, using or present on its Properties to comply, with all Environmental Laws in all material respects. The Borrower shall, and shall cause each other Specified Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, promptly take all actions and pay or arrange to pay all costs necessary for it and for its Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws. The Borrower shall, and shall cause each other Specified Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 8.10.    Further Assurances.
At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Specified Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and perform or cause to be performed such further acts reasonably necessary, as determined by Administrative Agent in its reasonable judgment, to carry out the purposes of this Agreement and the other Loan Documents.
Section 8.11.    Intentionally Omitted.
Section 8.12.    REIT Status.
By its execution hereof, the Parent Guarantor agrees to maintain its status and elect to be treated as a REIT.
Section 8.13.    Exchange Listing.
By its execution hereof, the Parent Guarantor agrees to maintain at least one class of common shares of the Parent Guarantor having trading privileges on the New York Stock Exchange or any exchange registered as a national securities exchange with the Securities and Exchange Commission in accordance with the provisions of Section 6 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Section 8.14.    Operation of Collateral Property.
The Borrower shall cause each Subsidiary Guarantor and Operating Lessee to:
(a)    operate each Collateral Property in compliance with Applicable Law in all material respects;

(b)    promptly perform and/or observe (or cause to be performed and/or observed) in all material respects the covenants and agreements required to be performed and observed by it under the Material Contracts to which it is a party and do all things necessary to preserve and to keep unimpaired their material rights thereunder;
(c)    promptly notify the Administrative Agent of any material default under any Management Agreement or Franchise Agreement of which it is aware;
(d)    promptly deliver to the Administrative Agent a copy of each PIP, inspection report and any other written notice or report received by it under any Management Agreement or Franchise Agreement;
(e)    maintain Inventory at the applicable Collateral Property in amounts required to meet the standards from time to time required by the applicable Manager and Franchisor;
(f)    maintain all material Licenses for the applicable Collateral Property in full force and effect and promptly comply with all conditions thereof; and
(g)    reasonably cooperate in obtaining from each Franchisor under a Franchise Agreement for each proposed Collateral Property (whether before or after such Property becomes a Collateral Property) a “comfort letter” from such Franchisor with respect to such Franchise Agreement, including if required by such Franchisor the execution by the applicable Operating Lessee and Subsidiary Guarantor of such comfort letter; provided, however, that Borrower or such Subsidiary Guarantor or Operating Lessee, as the case may be, shall not be required to (i) make any amendments or other modifications to any Franchise Agreement once entered into; (ii) pay any fees to any Franchisor in connection with the foregoing (except for standard, commercially reasonable issuance fees) or (iii) make any other concessions in connection with the foregoing (except for standard requirements in such Franchisor’s comfort letters).
Section 8.15.    Completion of Renovations.
(a)    In the event that any Subsidiary Guarantor or Operating Lessee shall undertake any Renovations to a Collateral Property pursuant to a PIP or otherwise, the Borrower shall (i) cause the same to be performed diligently and promptly and to be commenced, performed and completed within the time limits set forth in the PIP (if applicable); (b) cause to be obtained all governmental permits required for such Renovations; (c) cause such Renovations to be constructed, performed and completed in compliance, in all material respects, with Applicable Law and all applicable requirements of the Manager and Franchisor, in a good and workmanlike manner, with materials of high quality, free of defects, and in accordance with the plans and specifications therefor and the PIP (if applicable), without substantial deviation therefrom unless approved by the Manager or Franchisor that issued the PIP; (d) cause such Renovations to be constructed and completed free and clear of any mechanic's liens, materialman's liens and equitable liens (subject to Section 8.16.); (e) pay or cause to be paid all costs of such Renovations when due; (f) fully pay and discharge, or cause to be fully paid and discharged, all claims for labor performed and material and services furnished in connection with such Renovations; and (g) promptly release and discharge, or cause to be released and discharged, all claims of stop notices, mechanic's liens, materialman's liens and equitable liens that may arise in connection with such Renovations (subject to Section 8.16.).
(b)    Borrower shall notify the Administrative Agent of any Major Renovations that are scheduled or planned for any Collateral Property and shall, if requested by the Administrative Agent,

promptly furnish or cause to be furnished to the Administrative Agent (i) copies of any plans and specifications, contracts and governmental permits for such Major Renovations, and (ii) upon substantial completion of such Major Renovations (A) a written statement or certificate executed by the architect designated or shown on the plans and specifications (or, if no architect has been retained, from the general contractor for such Major Renovations certifying, without qualification or exception, that such Major Renovations are substantially completed, (B) all required occupancy permit(s) for the Collateral Property issued by the local government agency having jurisdiction and authority to issue same, and (C) such other evidence of lien free completion as the Administrative Agent deems satisfactory in its reasonable discretion.
Section 8.16.    Mechanics Liens.
The Borrower shall not suffer or permit any mechanics’, suppliers’ or other Lien claims (including without limitation any Liens arising from environmental or other legal proceedings (“Proceedings”)) to be filed or otherwise asserted against any Collateral Property. If a claim of lien is recorded which affects any Collateral Property, the Borrower shall, within thirty (30) days of such recording, or within ten (10) days of the Administrative Agent’s demand, whichever occurs first: (a) pay and discharge, or cause to be paid and discharged, the claim of Lien; or (b) provide the Administrative Agent with other assurances (which may include a title insurance endorsement) which the Administrative Agent deems, in its sole and absolute discretion, to be satisfactory for the payment of such claim of Lien and for the full and continuous protection of the Administrative Agent and the Lenders from the effect of such lien.
Section 8.17.    Proceedings.
If any Proceedings are commenced seeking to enjoin or otherwise prevent or declare unlawful the use, occupancy, operation or maintenance of any Collateral Property or any portion thereof, or if any other Proceedings are filed with respect to any Collateral Property or any Loan Party, the Borrower shall give prompt notice thereof to the Administrative Agent and to the extent permitted by law and at the Borrower’s or such Loan Party’s sole expense, (i) cause the Proceedings to be vigorously contested in good faith and (ii) in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom. Without limiting the generality of the foregoing, the Borrower shall, or shall cause the applicable Loan Party to, resist the entry or seek the stay of any temporary or permanent injunction that may be entered and use its best efforts to bring about a favorable and speedy disposition of all such Proceedings.
Section 8.18.    Correction of Defects.
Within a commercially reasonable period of time after any Loan Party acquires knowledge of or is given notice of a material defect in any Collateral Property or any departure by any Loan Party from other requirements of this Agreement or the other Loan Documents, Borrower shall, or shall cause the applicable Specified Loan Party to, commence and continue with diligence to correct, or cause to be corrected, all such defects and departures. Upon any Loan Party acquiring knowledge of such defect or departure, the Borrower shall promptly advise the Administrative Agent in writing of such matter and the measures being taken to make such corrections, along with an estimate of the time of completion.
Section 8.19.    Personal Property.

The tangible Personal Property of each Subsidiary Guarantor and Operating Lessee used in connection with any Collateral Property shall be located at such Collateral Property and shall be kept free and clear of all Liens other than Permitted Liens, and Borrower shall, from time to time upon request by the Administrative Agent, furnish the Administrative Agent with evidence of such ownership satisfactory to the Administrative Agent, including searches of applicable public records.
Section 8.20.    FF&E Reserve Accounts.
The Borrower shall cause each Subsidiary Guarantor or Operating Lessee to maintain a FF&E Reserve Account with respect to each Collateral Property, to pledge such FF&E Reserve Account to the Administrative Agent for its benefit and the benefit of the Lenders as Collateral, and to deposit funds therein and to withdraw funds therefrom on and subject to the following terms and conditions:
(a)    Except as otherwise provided in subsection (d), each FF&E Reserve Account shall be held by the Administrative Agent. There shall be executed and delivered with respect to each FF&E Reserve Account (whether or not held by the Administrative Agent) a Control Agreement. Except as otherwise provided in subsection (d), the Administrative Agent may, at any time that there exists an Event of Default, exercise its right under the Control Agreement to control the FF&E Reserve Accounts.
(b)    Monthly deposits into the FF&E Reserve Account in an amount equal to the FF&E Reserve for any month shall be made not later than 15th day of the succeeding month if the FF&E Reserve Account is held by the Administrative Agent or otherwise when required by the Management Agreement.
(c)    Funds may be withdrawn from the FF&E Reserve Account (whether held by the Administrative Agent or otherwise), and the Borrower agrees that it shall cause each Subsidiary Guarantor and Operating Lessee to withdraw and use such funds, solely for the payment of expenditures for FF&E and other capital items in accordance with the applicable Approved Capital Budget.
(d)    If the Manager of a Collateral Property is, or is an Affiliate of, a Major Hotel Operator, (i) the FF&E Reserve Account shall not be required to be held by the Administrative Agent, and (ii) the Management Agreement Assignment/Subordination and Control Agreement with respect to such Collateral Property may provide that the Administrative Agent shall not interfere with such Manager’s ability to access funds in such FF&E Reserve Account during the term of its Management Agreement for purposes permitted under such Management Agreement.
(e)    The Administrative Agent shall have the right (to be exercised from time to time at its election) to audit the Loan Parties’ books and records in order to determine whether or not the funds withdrawn or disbursed from the FF&E Reserve Account have been spent only for the purpose for which they were withdrawn or disbursed. The Borrower shall, and shall cause each other Specified Loan Party to, cooperate with the Administrative Agent in connection with any such audit.
Section 8.21.    Tax/Insurance Reserve Accounts.
(a)    There shall be maintained with respect to each Collateral Property a Tax/Insurance Reserve Account held by Administrative Agent and pledged to Administrative Agent for its benefit and the benefit of the Lenders as Collateral. The Administrative Agent shall have sole dominion and control over each such Tax/Insurance Reserve Account, and no Loan Party shall have any right to withdraw funds therefrom except in accordance with the provisions of this Section 8.21.
(b)    On the first day of each month, the Borrower shall deposit or cause to be deposited in the Tax/Insurance Reserve Account for such Collateral Property (i) a sum, as reasonably determined by Administrative Agent from time to time based on the most recent tax bills available for such Collateral Property, that, together with other sums on deposit in such Tax Reserve Account or required to be deposited thereafter for such purpose, will be sufficient to pay in full each installment of personal property and real estate taxes and assessments accruing with respect to such Collateral Property at least thirty (30) days prior to the date on which the same is due and payable without penalty therefore, and (ii) subject to subsection (d) below, a sum, as reasonably determined by Administrative Agent from time to time based on the most recent bills for insurance premiums available for such Collateral Property, that, together with other sums on deposit in such Insurance Reserve Account or required to be deposited thereafter for such purpose, will be sufficient to pay in full the insurance premiums accruing with respect to such Collateral Property at least thirty (30) days prior to the date on which the same is due and payable without penalty therefor. The Administrative Agent shall have the right from time to time to audit the amounts in each Tax/Insurance Reserve Account and reconcile such amounts with the anticipated amount of the personal property and real estate taxes and assessments and (subject to subsection (d) below) insurance premiums coming due for the applicable Collateral Property and may, in its reasonable discretion, upon notice to Borrower, require additional amounts to be deposited therein and adjust the monthly deposits required therein.
(c)    Provided no Event of Default exists, the Borrower may present to the Administrative Agent a request for disbursement of amounts held in the applicable Tax/Insurance Reserve Account for the payment of personal property and real estate taxes and assessments anticipated to be due and payable with respect to the applicable Collateral Property within thirty (30) days of such request and (subject to subsection (d) below) amounts held in the Tax/Insurance Reserve Account for insurance premiums anticipated to be due and payable with respect to the applicable Collateral Property within thirty (30) days of such request. Unless otherwise approved by the Administrative Agent, funds in a Tax/Insurance Reserve Account for a Collateral Property may not be used to pay any costs or expenses other than personal property and real estate taxes and assessments for such Collateral Property, and than insurance premiums for such Collateral Property. Subject to the limitations and conditions contained herein, all requests for a disbursement from a Tax/Insurance Reserve Account shall be made (in writing) by one of the persons set forth in the Notice of Responsible Officers most recently delivered to the Administrative Agent. The Administrative Agent is authorized to rely on a notice signed by one of the persons set forth on a Notice of Responsible Officers until such time as the Administrative Agent is notified (in writing) by the Borrower of a change to such Notice of Responsible Officers. Within ten (10) days of the Borrower’s delivery of its request for disbursement of amounts held in the applicable Tax/Insurance Reserve Account, the Administrative Agent shall disburse such amounts to the Borrower for application to the amounts then due and owing therefor.
(d)    Notwithstanding the foregoing, deposits for insurance premiums shall not be required to be made into a Tax/Insurance Reserve Account for any Collateral Property managed by a Major Hotel Operator to which the applicable Loan Party is making monthly payments for insurance premiums for insurance that is carried by such Major Hotel Operator and that complies with the terms of this Agreement.

Section 8.22.    Approved Ground Leases.
Without limitation of any other provision of the Loan Documents, the Borrower shall (a) cause the applicable Subsidiary Guarantor to perform its obligations under each Approved Ground Lease in accordance with the terms and provisions thereof; (b) promptly give notice to Administrative Agent of any event or occurrence that, with notice or passage of time or both, would constitute an event of default under any Approved Ground Lease; and (c) promptly furnish to Administrative Agent a copy of any notice given or received by any Loan Party pursuant to any Approved Ground Lease alleging any breach or default by either party thereunder.
ARTICLE IX. INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7., the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:
Section 9.1.    Quarterly Financial Statements.
As soon as available and in any event within forty-five (45) days after the close of each of the first, second and third fiscal quarters of the Parent Guarantor, the unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer of the Parent Guarantor, in his or her opinion, to present fairly, in accordance with GAAP (subject to Section 1.2.(a)), the consolidated financial position of the Parent Guarantor and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year end audit adjustments).
Section 9.2.    Year End Statements.
As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent Guarantor, the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer of the Parent Guarantor, in his or her opinion, to present fairly, in accordance with GAAP (subject to Section 1.2.(a)), the financial position of the Parent Guarantor and its Subsidiaries as at the date thereof and the result of operations for such period and (b) Ernst & Young LLP or any other independent certified public accountants of recognized national standing acceptable to the Requisite Lenders, whose certificate shall be unqualified and in scope and substance satisfactory to the Requisite Lenders and who shall have authorized the Parent Guarantor to deliver such financial statements and certification thereof to the Administrative Agent and the Lenders pursuant to this Agreement.
Section 9.3.    Compliance Certificate.
At the time the financial statements are furnished pursuant to the immediately preceding Sections 9.1. and 9.2., a certificate substantially in the form of Exhibit I (a “Compliance Certificate”)

executed on behalf of the Borrower by a senior officer of the Borrower (a) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1.; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.
Section 9.4.    Other Information.
(f)    Within ten (10) days of receipt thereof, copies of all reports, if any, submitted to the Parent Guarantor or its Board of Trustees by its independent public accountants including, without limitation, any management report;
(g)    Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;
(h)    Promptly upon the mailing thereof to the shareholders of the Parent Guarantor generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent Guarantor, the Borrower, any Subsidiary or any other Loan Party;
(i)    Within forty-five (45) days after the end of each calendar quarter, a DSCR Certificate certifying compliance with the Minimum DSCR Hurdle, as of the last day of such fiscal quarter.
(j)    Within twenty-five (25) days after the end of each calendar quarter, an operating statement for each Collateral Property, and for all Collateral Properties on a consolidated basis, for the preceding calendar quarter (and for each month in such quarter), detailing the Gross Operating Revenues and Operating Expenses, along with the average daily rate, occupancy levels and revenue per available room for each Collateral Property, certified as true, correct and complete by a senior officer of the Borrower, together with: (A) a comparison of the results for such quarter (and for each month in such quarter) with (1) the projections for such quarter (and for each month in such quarter) contained in the Approved Annual Budget and (2) the actual results for the same calendar quarter (and for each month in such quarter) in the immediately preceding calendar year; (B) an operating statement for the twelve-month period ending with such quarter; (C) an operating statement showing year-to-date results for the period ending with such quarter, together with a comparison of such operating statement with (1) the projections for such year-to-date period contained in the Approved Annual Budget and (2) the actual results for the year-to-date period ending with the same calendar quarter in the immediately preceding calendar year; (D) budget reforecasts (showing year-to-date actual and remainder of year budget); and (E) a calculation of Adjusted NOI.
(k)    Within twenty-five (25) days after the end of each calendar quarter, for each Collateral Property, (i) a group booking pace report and market segmentation report (if requested by the Administrative Agent and available) and (ii) the most current Smith Travel Research STAR Report available, comparing such Collateral Property to its primary competitive set.

(l)    No later than thirty (30) days after the beginning of each fiscal year of the Parent Guarantor, projected balance sheets, operating statements, profit and loss projections, sources and uses of cash statement and statements of EBITDA and Funds From Operations, for the Parent Guarantor and its Subsidiaries on a consolidated basis for such fiscal year and the two succeeding fiscal years, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent Guarantor, the Borrower, and when appropriate their consolidated Subsidiaries (as applicable), will be in compliance with the covenants contained in Section 10.1. at the end of each fiscal quarter of the first year of such three-year period.
(m)    No later than thirty (30) days after the beginning of each fiscal year of the Borrower (i) the proposed annual operating budget for each Collateral Property, which shall be subject to approval of the Administrative Agent (as so approved, with respect to each Collateral Property, the “Approved Operating Budget”), and (ii) the proposed annual FF&E and capital budget for each Collateral Property, which shall be subject to the approval of the Administrative Agent (as so approved, with respect to each Collateral Property, the “Approved Capital Budget”).
(n)    Within ninety (90) days following the end of each fiscal year of the Parent Guarantor, operating statements, current operating and capital budgets (on both an individual basis and a consolidated basis) for each Hotel Property of the Parent Guarantor and its Subsidiaries and a marketing plan for each Hotel Property.
(o)    If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the controller of the Parent Guarantor setting forth details as to such occurrence and action, if any, which the Parent Guarantor or applicable member of the ERISA Group is required or proposes to take;
(p)    To the extent any Loan Party or any Subsidiary of any Loan Party is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any Subsidiary of any Loan Party or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material

Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any Subsidiary of any Loan Party are being audited;
(q)    A copy of any amendment to the articles of incorporation, bylaws, partnership agreement or other similar organizational documents of any Loan Party within five (5) Business Days after the effectiveness thereof;
(r)    Prompt notice of (i) any change in the senior management of the Parent Guarantor or the Borrower and (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any Subsidiary of any Loan Party which has had or could have a Material Adverse Effect;
(s)    Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(t)    Promptly upon any Loan Party entering into any Material Contract or any Tenant Lease, a copy thereof;
(u)    Prompt notice of any order, judgment or decree (i) in excess of $250,000 having been entered against any Loan Party or any Subsidiary of any Loan Party or any of their respective properties or assets or (ii) in excess of $1,000,000 having been entered against any Subsidiary that is not a Loan Party or any of its properties or assets;
(v)    Any notification of a material violation of any Applicable Law or any inquiry shall have been received by any Loan Party or any Subsidiary of any Loan Party from any Governmental Authority;
(w)    Prompt notice of the acquisition, incorporation or other creation of any Subsidiary of any Loan Party, the purpose for such Subsidiary, the nature of the assets and liabilities thereof and whether such Subsidiary is an Eligible Subsidiary;
(x)    Promptly upon the request of the Administrative Agent, evidence of the Parent Guarantor’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;
(y)    Promptly, upon each request, such information regarding the Borrower as a Lender may require in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));
(z)    Promptly, and in any event within three (3) business days after the Borrower obtains knowledge thereof, the Borrower shall provide the Administrative Agent with written notice of the occurrence of any of the following: (i) any Loan Party or any Subsidiary of any Loan Party shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) any Loan Party or any Subsidiary of any Loan Party shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) any

Loan Party or any Subsidiary of any Loan Party shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) any Loan Party or any Subsidiary of any Loan Party shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and such notice(s), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(aa)    Within forty-five (45) days after the end of each calendar quarter, Borrower shall deliver to the Administrative Agent a report in form and substance reasonably satisfactory to the Administrative Agent summarizing the status of the compliance with and performance of the obligations under each PIP for any Collateral Property, including in such report a statement of the amounts expended through the end of such quarter with respect to such PIP and amounts projected to be expended thereafter to complete the obligations under such PIP; and
(bb)    From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any Subsidiary of any Loan Party as the Administrative Agent or any Lender may reasonably request.
Section 9.5.    Electronic Delivery of Certain Information.
(a)    Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article II. and (B) the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 9.3. to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 9.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)    Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.
Section 9.6.    Public/Private Information.
The Borrower shall, and shall cause each other Specified Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall and shall cause each of its Subsidiaries to, cooperate, with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower or the other Loan Parties. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower or the other Loan Parties to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower, the other Loan Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.
Section 9.7.    USA Patriot Act Notice; Compliance.
The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause each other Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
ARTICLE X. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7., the Borrower shall, and by its execution hereof the Parent Guarantor agrees that it shall (as applicable), comply with the following covenants:
Section 10.1.    Financial Covenants.
(c)    Minimum Tangible Net Worth. Tangible Net Worth shall not at any time be less than (i) $673,871,000 plus (ii) 85% of the Net Proceeds of all Equity Issuances effected at any time after September 30, 2012 by the Parent Guarantor or any of its Subsidiaries.
(d)    Leverage Ratio. The Leverage Ratio shall at all times be less than or equal to the Maximum Leverage Ratio.
(e)    Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio shall not at any time be less than 1.50 to 1.00.

(f)    Permitted Investments. At no time from and after the Effective Date shall any of the Loan Parties or any of their Subsidiaries make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of Total Asset Value at any such time:
(A)    Equity Interests in Persons (other than consolidated Subsidiaries) such that the aggregate Book Value of such Equity Interests exceeds 15% of Total Asset Value;
(B)    Indebtedness secured by Mortgages in favor of the Parent Guarantor or any of its Subsidiaries such that the aggregate Book Value of such Indebtedness exceeds 10% of Total Asset Value;
(C)    Development/Redevelopment Properties having a value (based on the total budgeted construction costs for restoration or redevelopment) that exceeds in the aggregate 15% of Total Asset Value; or
(D)    Unimproved land such that the aggregate Book Value of all such unimproved land exceeds 2.5% of Total Asset Value.
In addition to the foregoing limitations, the aggregate Book Value (or, in the case of item (C), a value (based on the total budgeted construction cost)) of items (A), (B), (C) and (D) above from after the Effective Date shall not exceed 25% of Total Asset Value.
(g)    Dividends and Other Restricted Payments. If a Default or an Event of Default under Section 11.1.(a), 11.1.(e) or 11.1.(f) shall exist or, if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2.(a), neither Borrower nor any Specified Loan Party nor any of their respective Subsidiaries, and by its execution hereof the Parent Guarantor agrees that neither it nor any of its Subsidiaries (other than, in the case of any of the foregoing, any Eligible Subsidiaries), shall directly or indirectly declare or make, or incur any liability to make, any Restricted Payments. In all other circumstances except as described in the immediately preceding sentence, neither Borrower nor any Specified Loan Party nor any of their respective Subsidiaries, and by its execution hereof the Parent Guarantor agrees that neither it nor any of its Subsidiaries (other than, in the case of any of the foregoing, any Eligible Subsidiaries) shall declare or make, or incur any liability to make, any Restricted Payments, except that:
(G)    The Borrower may pay cash dividends to the Parent Guarantor and other holders of partnership interests in the Borrower with respect to any period of four (4) fiscal quarters to the extent necessary for the Parent Guarantor to distribute, and the Parent Guarantor may so distribute, Preferred Dividends or cash dividends or distributions to holders of its Preferred Stock or common Equity Interests in an aggregate amount not to exceed the greatest of (i) 90% of Funds From Operations, (ii) the amount required for the Parent Guarantor to maintain its status as a REIT (including the right to distribute 100% of net capital gain) under Sections 856 through 860 of the Internal Revenue Code, and (iii) the amount necessary for the Parent Guarantor to avoid income or excise tax under the Internal Revenue Code;
(H)    As long as no Event of Default exists or would result therefrom, the Parent Guarantor, the Borrower and any Subsidiary, each as applicable, may make cash payments:

(1)    to redeem Equity Interests in the Borrower or any Subsidiary in accordance with the terms of the charter, articles of incorporation or by-laws, operating agreement, partnership agreement or other organizational document of such entity;
(2)    of Preferred Dividends as required to be paid to holders of Preferred Stock;
(3)    to purchase Equity Interests from employees of the Parent Guarantor, the Borrower or any Subsidiary in amounts required to satisfy their withholding tax obligations in respect of non-cash compensation received by such employees in respect of such employment;
(4)    to purchase the interests of joint venture partners of the Borrower or its Subsidiaries;
(5)    to the extent contractually required to be made to holders of minority interests in non-Wholly Owned Subsidiaries; and
(6)    to the Borrower or the Parent Guarantor, as applicable, in amounts sufficient to permit the recipient of such funds to make any of the payments permitted under the foregoing clauses of this Section 10.1.(e)(B); and
(I)    As long as no Event of Default or Default exists or would result therefrom (including, without limitation, that Borrower and the Parent Guarantor are, and following such repurchase would be, in compliance with the covenants in Section 10.1.), the Parent Guarantor may repurchase from time to time not more than 3,000,000 of its common Equity Interests (in the aggregate for all such repurchases) for a purchase price of not more than $35,000,000 (in the aggregate for all such repurchases) and the Borrower may repurchase Equity Interests in the Borrower held by the Parent Guarantor, or make other cash payments or distributions, in amounts sufficient to permit the Parent Guarantor to effect such repurchases of its common Equity Interests.
(h)    Minimum Debt Service Coverage. The Borrower shall not at any time permit the Debt Service Coverage Ratio to be less than the Minimum DSCR Hurdle.
(i)    Operating Property Value. The Borrower shall not at any time permit the Operating Property Values of the Collateral Properties in the aggregate to be less than $250,000,000, subject to the provisions of Section 11.10.
Section 10.2.    Negative Pledge.
The Borrower shall not, and shall not permit any other Specified Loan Party or any of its or their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall not and shall not permit any of its Subsidiaries to, (a) create, assume, incur, permit or suffer to exist any Lien on (i) any Collateral, (ii) any direct or indirect ownership interest in any Subsidiary Guarantor or Operating Lessee, except for Permitted Liens and except for interests in Borrower not owned by Parent Guarantor or (b) permit any Collateral or any direct or indirect ownership interest of the Borrower or any Person owning a Collateral Property to be subject to a Negative Pledge. By its execution hereof, the Parent Guarantor agrees that it shall not create, assume, incur, permit or suffer to exist any Lien on the Parent Guarantor’s ownership interests in the Borrower or cause or permit its ownership interests in the Borrower to be subject to a Negative Pledge.
Section 10.3.    Restrictions on Intercompany Transfers.
The Borrower shall not, and shall not permit any other Specified Loan Party or any of its or their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall not and shall not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party or any Subsidiary of any Loan Party to: (a) pay dividends or make any other distribution on any Loan Party’s or Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Parent Guarantor, the Borrower or any other Subsidiary; (c) make loans or advances to the Parent Guarantor, the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Borrower or any other Subsidiary; other than (i) with respect to clauses (a) – (d) those encumbrances or restrictions contained in any Loan Document, (ii) with respect to clauses (a) –(d), customary encumbrances or restrictions on any Subsidiary (other than a Loan Party) in instruments evidencing or securing Indebtedness of such Subsidiary otherwise permitted under this Agreement or (iii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary of any Loan Party in the ordinary course of business.
Section 10.4.    Merger, Consolidation, Sales of Assets and Other Arrangements.
Except as otherwise permitted below, the Borrower shall not, and shall not permit any other Specified Loan Party or any of its or their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall not and shall not permit any of its Subsidiaries to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:
(i)    any Subsidiary may merge with a Loan Party (other than an Operating Lessee) so long as such Loan Party is the survivor;
(ii)    any Subsidiary may sell, transfer or dispose of its assets to a Loan Party (other than an Operating Lessee);
(iii)    the Parent Guarantor, the Borrower or any Subsidiary that is not a Loan Party may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1.; (3) in the case of a consolidation or merger to which the Parent Guarantor or the Borrower is a party, the Parent Guarantor or the Borrower shall be the survivor thereof and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1., after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and
(iv)    the Loan Parties and their Subsidiaries may (except as otherwise provided in the Loan Documents with respect to Collateral Properties) lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.
Further, the Borrower shall not, and shall not permit any other Specified Loan Party or any of its or their respective Subsidiaries, to, and by its execution hereof the Parent Guarantor agrees that it shall not and shall not permit any of its Subsidiaries to, enter into any sale leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.
Section 10.5.    Plans.
The Borrower shall not, and shall not permit any other Specified Loan Party or any of its or their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall not and shall not permit any of its Subsidiaries to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA and the regulations promulgated thereunder for purposes of ERISA and the Internal Revenue Code.
Section 10.6.    Fiscal Year.
The Borrower shall not, and shall not permit any other Specified Loan Party or any of its or their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall not and shall not permit any of its Subsidiaries to, change its fiscal year from that in effect as of the Agreement Date.
Section 10.7.    Modifications of Organizational Documents.
The Borrower shall not, and shall not permit any other Specified Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall not, amend, supplement, restate or otherwise modify in any material respect its charter, articles of incorporation or by-laws, operating agreement, partnership agreement or other organizational document without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld) unless such amendment, supplement, restatement or other modification is (a) required under or as a result of the Internal Revenue Code or other Applicable Law, (b) required to maintain the Parent Guarantor’s status as a REIT, or (c) modifications made to reflect changes necessary in connection with transactions permitted by the provisions of this Agreement (such as an issuance of Preferred Stock, or an issuance of Equity Interests in the Borrower or any of its Subsidiaries in connection with the acquisition of assets) and which do not adversely affect the rights of the Administrative Agent or the Lenders under this Agreement or the Loan Documents.
Section 10.8.    Material Contracts.
(a)    The Borrower shall not permit any other Specified Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall not, do any of the following without the Administrative Agent’s prior written consent: (i) enter into, surrender or terminate any Material Contract, including any new or replacement Franchise Agreement or Management Agreement; (ii) be or become a party to a Management Agreement that provides for base management fees in excess of 3.5% (or, in the case of suburban select service Hotel Properties, 4.0%); (iii) reduce or extend the term of, increase the charges or fees payable by such Loan Party under, decrease the charges or fees payable to such Loan Party under, or otherwise modify or amend in any material respect, any Material Contract (other than an Approved Ground Lease, with respect to which the provisions of subsection (b) shall apply, or organizational documents, with respect to which the provisions of Section 10.7. shall apply); or (iv) terminate, or modify or amend, in any material respect, any Operating Lease of a Collateral Property.
(b)    The Borrower shall not cause or permit (i) any amendment or modification of any Approved Ground Lease without the prior written consent of Administrative Agent (which shall not be unreasonably withheld, construed or delayed) or (ii) the termination of any Approved Ground Lease.
Section 10.9.    Indebtedness.
(d)    The Borrower (i) shall not, and shall not permit any other Specified Loan Party to, and by its execution hereof the Parent Guarantor agrees that it shall not, assume, create, incur or suffer to exist any Indebtedness to the Parent Guarantor or any of its Subsidiaries unless such Indebtedness is fully subordinated to the Obligations on terms satisfactory to the Administrative Agent and (ii) shall not permit any Subsidiary Guarantor or Operating Lessee to create, assume, incur or suffer to exist any Indebtedness other than (A) as permitted in clause (i), (B) the Obligations, (C) trade payables and equipment leases that are normal and customary both as to their terms and as to their amounts and (D) Guaranties of Franchise Agreements entered into in the ordinary course of business.
(e)    The Borrower shall not, and shall not permit any other Specified Loan Party or any of its or their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall not and shall not permit any of its Subsidiaries to, prepay any principal of, or accrued interest on, any Subordinated Debt or otherwise make any voluntary or optional payment with respect to any principal of, or accrued interest on, any Subordinated Debt prior to the originally scheduled maturity date thereof or otherwise redeem or acquire for value any Subordinated Debt. Further, the Borrower shall not, and shall not permit any other Specified Loan Party or any of its or their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall not and shall not permit any of its Subsidiaries to, amend or modify, or permit the amendment or modification of, any agreement or instrument evidencing any Subordinated Debt where such amendment or modification provides for the following or which has any of the following effects:
(i)    increases the rate of interest accruing on such Subordinated Debt;

(ii)    increases the amount of any scheduled installment of principal or interest, or shortens the date on which any such installment or principal or interest becomes due;
(iii)    shortens the final maturity date of such Subordinated Debt;
(iv)    increases the principal amount of such Subordinated Debt;
(v)    amends any financial or other covenant contained in any document or instrument evidencing any Subordinated Debt in a manner which is more onerous to the Borrower, such Loan Party or such Subsidiary or which requires the Borrower, such Loan Party or such Subsidiary to improve its financial performance;
(vi)    provides for the payment of additional fees or the increase in existing fees; and/or
(vii)    otherwise could reasonably be expected to be adverse to the interests of the Administrative Agent or the Lenders.
Section 10.10.    Transactions with Affiliates.
The Borrower shall not permit to exist or enter into, and will not permit any other Specified Loan Party or any of its or their respective Subsidiaries to, and by its execution hereof the Parent Guarantor agrees that it shall not and shall not permit any of its Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Loan Party or any Subsidiary, except (a) as set forth on Schedule 7.1(s) or (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or such Loan Party or Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower or such Loan Party or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the forgoing, no payments may be made with respect to any items set forth on such Schedule 7.1(s) if a Default or Event of Default exists or would result therefrom.
Section 10.11.    Environmental Matters.
The Borrower shall not, and shall not permit any other Specified Loan Party or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Collateral Properties in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material environmental claim or pose a material risk to human health, safety or the environment. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 10.12.    Derivatives Contracts.
The Borrower shall not, and shall not permit any other Loan Party or any Subsidiary of any Loan Party to enter into or become obligated in respect of, Derivatives Contracts, other than Derivatives Contracts entered into by the Borrower, or such Loan Party or Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower or such Loan Party or Subsidiary.
ARTICLE XI. DEFAULT

Section 11.1.    Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(d)    Default in Payment. The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of, or any interest on, any of the Loans, or shall fail to pay any of the other payment Obligations owing by the Borrower under this Agreement, any other Loan Document or the Fee Letter, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party.
(e)    Default in Performance.
(ii)    The Borrower or any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Article IX. and such failure shall continue for a period of five (5) days; or
(iii)    The Borrower or any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Article X.(other than Section 10.1.(g) with respect to which clause (iv) below shall apply); or
(iv)    The Borrower or any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which any Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent; provided, however, that: (i) if such default is not susceptible of cure within such thirty (30)-day period, such thirty (30)-day period shall be extended to a ninety (90)-day period, but only if (A) such Loan Party shall commence such cure within such thirty (30)-day period and shall thereafter prosecute such cure to completion, diligently and without delay, and (B) no other Default or Event of Default shall have occurred; and (ii) the grace period provided in this section shall in no event apply to any default relating to any other Default for which this Agreement or the applicable Loan Document specifically provides that no period of grace shall be applicable; or
(v)    A breach of the covenant set forth in Section 10.1.(g) shall occur that is not remedied in accordance with Section 11.10.
(f)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, the Borrower or any other Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
(g)    Indebtedness Cross-Default.

(i)    Any Loan Party or any Subsidiary of any Loan Party shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value) equal to or exceeding $5,000,000 (“Material Indebtedness”); or
(ii)    (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or
(iii)    Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any Material Indebtedness or require any Material Indebtedness to be prepaid or repurchased prior to its stated maturity.
(h)    Voluntary Bankruptcy Proceeding. Any Loan Party or any Subsidiary of any Loan Party shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following Section 11.1.(f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate, partnership or other organizational action for the purpose of effecting any of the foregoing.
(i)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Loan Party or any Subsidiary of any Loan Party in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(j)    Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or the Fee Letter or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter.

(k)    Judgment. A judgment or order for the payment of money shall be entered against any Loan Party or any Subsidiary of any Loan Party by any court or other tribunal and (i) such judgment or order shall continue for a period of twenty (20) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against such Persons, $1,000,000 or (B) such judgment or order could reasonably be expected to have a Material Adverse Effect.
(l)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of any Loan Party or any Subsidiary of any Loan Party, which exceeds, individually or together with all other such warrants, writs, executions and processes, $1,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of twenty (20) days.
(m)    ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur withdrawal liability or a current payment obligation in excess of $5,000,000.
(n)    Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents;
(o)    Change of Control/Change in Management.
(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 19.9% of the total voting power of the then outstanding voting stock of the Parent Guarantor; or
(ii)    During any period of twelve (12) consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Parent Guarantor (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent Guarantor was approved by a vote of a majority of the trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Parent Guarantor then in office; or

(iii)    The Parent Guarantor shall cease to be the sole general partner of the Borrower or shall cease to own at least 80.1% of the partnership interests in the Borrower; or
(iv)    Any Subsidiary Guarantor or Operating Lessee shall cease to be an Eligible Subsidiary of the Borrower.
(p)    Damage; Strike; Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower or any other Loan Party.
(q)    Security Documents. Any provision of any Security Documents shall for any reason cease to be valid and binding on, enforceable against, any Loan Party, or any Lien created under any Security Document ceases to be a valid and perfected first priority Lien in any of the Collateral purported to be covered thereby.
Section 11.2.    Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(cc)    Acceleration; Termination of Facilities.
(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, and (2) the Commitments and the obligation of the Lenders to make Loans hereunder shall all immediately and automatically terminate.
(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and (2) terminate the Commitments and the obligation of the Lenders to make Loans hereunder.
(dd)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(ee)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(ff)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral, the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.
Section 11.3.    Reserved.
Section 11.4.    Marshaling; Payments Set Aside.
None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent and/or any Lender, or the Administrative Agent and/or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 11.5.    Allocation of Proceeds.
If an Event of Default exists and maturity of any of the Obligations has been accelerated or the Maturity Date has occurred, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:
(a)    amounts due to the Administrative Agent, and the Lenders in respect of expenses due under Section 13.2. until paid in full, and then Fees;
(b)    amounts due to the Administrative Agent and the Lenders in respect of Protective Advances;
(c)    payments of interest on the Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;
(d)    payments of principal of the Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;
(e)    amounts due to the Administrative Agent and the Lenders pursuant to Sections 12.8. and 13.10.;

(f)    payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and
(g)    any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.
Section 11.6.    Intentionally Omitted.
Section 11.7.    Rescission of Acceleration by Requisite Lenders.
If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders (or, if the matter that resulted in such Event of Default may be waived only by all of Lenders, then waived to the satisfaction of all of the Lenders), then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.
Section 11.8.    Performance by Administrative Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower or such Loan Party under this Agreement or any other Loan Document.
Section 11.9.    Rights Cumulative.
The rights and remedies of the Administrative Agent and the Lenders under this Agreement, each of the other Loan Documents and the Fee Letter shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective and no failure or delay by the Administrative Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
Section 11.10.    Breach of Operating Property Value Covenant.

In the event that there shall occur a breach of the covenant in Section 10.1.(g), such breach shall constitute a Default which Borrower may cure solely by taking either of the following actions not later than fifteen (15) days after the first to occur of (i) the Borrower’s determination that an Operating Property Value Shortfall exists or (ii) the Administrative Agent’s written notice to the Borrower that an Operating Property Value Shortfall exists:
(a)    Payment to Administrative Agent of Cash Collateral in the amount of the Operating Property Value Shortfall for deposit into the Cash Collateral Account (which shall at such time be established); or
(b)    Delivery to the Administrative Agent of a Qualified Letter of Credit in the amount of the Operating Property Value Shortfall; or
(c)    The addition of a Property to the Collateral Pool, in accordance with the provisions of this Agreement (including without limitation the approvals of the Administrative Agent and the Required Approval Lenders), which Property has an Operating Property Value that equals or exceeds the amount of the Operating Property Value Shortfall.
Section 11.11.    Cash Collateral Account.
(g)    As collateral security for the prompt payment in full when due of the Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in all of its right, title and interest in and to the Cash Collateral Account (if any) established pursuant to the provisions of Section  11.10. and the balances from time to time in the Cash Collateral Account (including the investments and reinvestments therein provided for below). Anything in this Agreement to the contrary notwithstanding, funds held in the Cash Collateral Account shall be subject to withdrawal only as provided in this Section 11.11.
(h)    Amounts on deposit in the Cash Collateral Account shall not be invested without the consent of the Borrower and shall only be invested in Cash Equivalents approved by Administrative Agent in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent, provided, that all earnings on such investments will be credited to and retained in the Cash Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Cash Collateral Account.
(i)    If an Event of Default exists, the Administrative Agent may at any time and from time to time elect to liquidate any such investments and reinvestments and credit the proceeds thereof to the Cash Collateral Account and apply or cause to be applied such proceeds and any other balances in the Cash Collateral Account to the payment of any of the Obligations due and payable.
(j)    So long as no Default or Event of Default exists, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Cash Collateral Account as exceed the Operating Property Value Shortfall at such time (determined without inclusion of the Cash Collateral to be so delivered to the Borrower). When all of the Obligations shall have been indefeasibly paid in full and all Commitments have expired or otherwise terminated, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Cash Collateral Account.
(k)    The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Cash Collateral Account and investments and reinvestments of funds therein.
Section 11.12.    Qualified Letter of Credit.
(c)    The Borrower shall cause the expiry date of any Qualified Letter of Credit delivered pursuant hereto to be extended from time to time such that at least sixty (60) days remain until its expiry date.  If at any time less than sixty (60) days remain until the expiration of a Qualified Letter of Credit, then, unless Administrative Agent is required to cancel and return such Qualified Letter of Credit under the provisions of paragraph (b) below, Administrative Agent may draw upon such Qualified Letter of Credit and apply the amount so drawn as provided in paragraph (c) below.
(d)    If the Borrower shall deliver to the Administrative Agent a Qualified Letter of Credit pursuant to Section 11.10.(b), then, at the request of the Borrower and upon the Administrative Agent’s determination that no Operating Property Value Shortfall would exist if such Qualified Letter of Credit were cancelled, and provided no Default or Event of Default then exists, the Administrative Agent shall cancel and return to the issuing bank such Qualified Letter of Credit. When all of the Obligations have been indefeasibly paid in full and all Commitments have expired or otherwise terminated, the Administrative Agent shall cancel and return to the issuing bank or banks all Qualified Letters of Credit then held by the Administrative Agent.
(e)    Qualified Letters of Credit delivered to the Administrative Agent pursuant to this Agreement shall secure the prompt payment in full when due of the Obligations.  Upon the occurrence of an Event of Default, the Administrative Agent may draw upon any Qualified Letter of Credit and, at its election, either deposit the amount so drawn in a Cash Collateral Account or apply the same to the payment of the Obligations due and payable.
ARTICLE XII. THE ADMINISTRATIVE AGENT
Section 12.1.    Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative

Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or the Majority Lenders or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders (or the Majority Lenders or all of the Lenders if explicitly required under any other provision of this Agreement).
Section 12.2.    Wells Fargo as Lender.
Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document, as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefore to the other Lenders. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3.    Collateral Matters; Protective Advances.
(c)    Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.
(d)    The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of the Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.
(e)    The Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for its benefit and the benefit of the Lenders herein or pursuant hereto upon any Collateral Property for which with the Borrower satisfies the conditions for a Collateral Property Release; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent or any Lender to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.
(f)    The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other Subsidiary or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.
(g)    The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to each Collateral Property up to the sum of

(i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Collateral Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Collateral Property; and (iii) $500,000.00. Protective Advances in excess of said sum during any calendar year for any Collateral Property shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.
Section 12.4.    Post Foreclosure Plans.
If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or Subsidiary of the Administrative Agent, as Administrative Agent, for the ratable benefit of all Lenders. The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents, revenues and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the administrative agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is Net Operating Income from such Collateral (after establishment of reserves in accordance with the Post-Foreclosure Plan), the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 11.5. as soon as practicable. The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as Administrative Agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

Section 12.5.    Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include a legend substantially as follows, printed in capital letters or boldface type: “THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE MATTER DESCRIBED ABOVE.”, (d) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (e) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication (“Lender Reply Period”), such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Requisite Lenders, Administrative Agent shall timely submit any required written notices to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended by Administrative Agent or such other course of action recommended by the Requisite Lenders, and each non-responding Lender shall be deemed to have concurred with such recommended course of action. Notwithstanding the foregoing, any matter requiring all Lenders’ approval or consent shall not be deemed given by any Lender’s failure to respond within any such Lender’s Reply Period.
Section 12.6.    Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”, but nothing herein contained shall impose upon any Lender an obligation to determine whether there has been or is a Default or Event of Default. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.
Section 12.7.    Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
Section 12.8.    Indemnification of Administrative Agent.
Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or the Majority Lenders or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent (except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment) in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 12.9.    Lender Credit Decision, Etc.
Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys in fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent or any Lender. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative

Agent or any of its officers, directors, employees, agents, attorneys in fact or other Affiliates. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.
Section 12.10.    Successor Administrative Agent.
The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. In addition, in the event of a material breach of its duties hereunder, the Administrative Agent may be removed as Administrative Agent under the Loan Documents at any time by all Lenders (other than the Lender then acting as Administrative Agent) and, provided no Default or Event of Default exists, the Borrower upon 30-days’ prior notice. Upon any such resignation or removal, the Requisite Lenders (which, in the case of the removal of the Administrative Agent as provided in the immediately preceding sentence, shall be determined without regard to the Commitment of the Lender then acting as Administrative Agent) shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice.
Section 12.11.    Syndication Agent.
JPMorgan Chase Bank, N.A. is the Syndication Agent and in such capacity assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The title given to the Syndication Agent is solely honorific and implies no fiduciary responsibility on the part of the Syndication Agent to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Syndication Agent any duties or obligations greater than those of any other Lender or entitle the Syndication Agent to any rights other than those to which any other Lender is entitled.
Section 12.12.    Documentation Agent.
Deutsche Bank Securities Inc. is the Documentation Agent and in such capacity assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The title given to the Documentation Agent is solely honorific and implies no fiduciary responsibility on the part of the Documentation Agent to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Documentation Agent any duties or obligations greater than those of any other Lender or entitle the Documentation Agent to any rights other than those to which any other Lender is entitled. Without limitation of the foregoing, the Documentation Agent does not have any of the duties, rights or obligations of a Lender under this Agreement or any of the Loan Documents.
ARTICLE XIII. MISCELLANEOUS
Section 13.1.    Notices.
Unless otherwise provided herein (including without limitation as provided in Section 9.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:
If to the Borrower:
Chesapeake Lodging, L.P.
1997 Annapolis Exchange Parkway
Suite 410
Annapolis, MD 21401
Attention: Doug Vicari
Telecopy Number:    (410) 972-4180
Telephone Number:    (410) 972-4142
If to the Administrative Agent:
Wells Fargo Bank, N.A.
1750 H Street, NW, Suite 550
Washington, D.C. 20006
Attn: Mark F. Monahan
Telecopy Number:    (202) 429-2985
Telephone:    (202) 303-3017
With a copy to:
Wells Fargo Bank, N.A.
Hospitality Finance Group
2030 Main Street, Suite 500
Irvine, CA 92614
Attn: Rhonda Friedly
Telecopy Number:    (949) 251-4983
Telephone:    (949) 261-4383
If to any other Lender:
To such Lender’s address or telecopy number as set forth on Schedule 13.1 attached hereto or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered, when delivered; or (iv) if delivered in accordance with Section 9.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to the Borrower (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic or electronic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.
Section 13.2.    Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the review of Properties for inclusion in the Collateral Pool and the Administrative Agent’s other activities under Article IV., including the cost of all Appraisals (except for Appraisals ordered under Section 4.3.(d)) and the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay the fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of the Borrower or any other

Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.
Section 13.3.    Stamp, Intangible and Recording Taxes.
The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.
Section 13.4.    Setoff.
Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Administrative Agent and each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or a Participant subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, such Participant or any affiliate of the Administrative Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such Obligations shall be contingent or unmatured.
Section 13.5.    Litigation; Jurisdiction; Other Matters; Waivers.
(c)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE.

(d)    EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR OF THE DISTRICT OF COLUMBIA OR, AT THE OPTION OF THE ADMINISTRATIVE AGENT, ANY STATE COURT LOCATED IN NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR THE COLLATERAL. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(e)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 13.6.    Successors and Assigns.
(f)    Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of is rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).
(g)    Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender. Except as otherwise provided in Section 13.4. or as otherwise expressly stated herein, no Participant shall have any rights or benefits under this

Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment or the aggregate amount of the Commitments, (ii) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (iii) reduce the rate at which interest is payable thereon, (iv) release all or substantially all of the Collateral except as permitted in this Agreement, (v) change the definitions of “Advance Rate,” or “Minimum DSCR Hurdle,” or (vi) modify the definition of the term “Requisite Lenders” or “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).
(h)    Assignments. Any Lender may with the prior written consent of the Administrative Agent at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) any partial assignment shall be in an amount at least equal to $10,000,000 and (except in the case of an assignment made at a time at which there exists an Event of Default) after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $10,000,000, (ii) except in the case of assignments to a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent and (provided no Event of Default has occurred that is continuing) the Borrower shall have approved such assignment, which approvals shall not be unreasonably withheld, and (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment and/or Loans, as the case may be, as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so the new Notes are issued to the Assignee and such transferor Lender, as appropriate, and shall update Schedule I attached hereto. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $4,500.00. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, or any of its respective affiliates or Subsidiaries.
(i)    Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of the Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations hereunder. No such pledge or assignment shall release the assigning Lender from its obligations hereunder.
(j)    Information to Assignee, Etc. A Lender may furnish any information concerning the Borrower, any Subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants but shall advise them that any such information that is not publicly available is confidential).
Section 13.7.    Amendments and Waivers.
(c)    Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding the previous sentence, the Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.10., up to a maximum of three (3) times per calendar year.
(d)    Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders directly affected thereby (or the Administrative Agent at the written direction of the Lenders), do any of the following:
(viii)    increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.6.) or subject the Lenders to any additional obligations;
(ix)    reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations;
(x)    reduce the amount of any Fees payable to the Lenders hereunder (except that any change in Fees payable to the Administrative Agent for its own account shall not require the consent of any Lender other than the Administrative Agent);
(xi)    except for waivers permitted under the last sentence of Section 13.7.(a), postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations (including without limitation any extension of the Maturity Date except in accordance with Section 2.15.);
(xii)    change the definitions of Commitment Percentage or Pro Rata Share;

(xiii)    amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;
(xiv)    modify the definition of the terms “Required Approval Lenders,” “Requisite Lenders” or “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;
(xv)    release any Guarantor from its obligations under the Guaranty except as contemplated by Section 4.2.;
(xvi)    waive a Default or Event of Default under Section 11.1.(a);
(xvii)    amend, or waive the Borrower’s compliance with, Section 2.16.; or
(xviii)    release or dispose of any collateral unless released or disposed of as permitted by, and in accordance with, Section 12.3. or Section 4.2.
Notwithstanding the provisions of Section 3.9.(a)(i) and/or Section 3.9(a)(ii), no action shall be taken under clauses (i), (ii) or (iv) above that would affect a Defaulting Lender without its written consent.
(e)    Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
Section 13.8.    Nonliability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.9.    Confidentiality.
Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall utilize all non public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective Affiliates (provided any such Affiliate shall agree to keep such information confidential in accordance with the terms of this Section 13.9.); (b) as reasonably requested by any bona fide actual or proposed pledgee, Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section 13.9.); (c) as required or requested by any Governmental Authority, self-regulatory body or representative thereof or pursuant to legal process or in connection with any legal proceedings, as and to the extent so required or requested; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, in connection with the exercise by the Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate, the disclosure of which is not made in violation of any confidentiality agreement pertaining to such information that is known to the Administrative Agent or such Lender, as applicable.
Section 13.10.    Indemnification.
(f)    The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, any affiliate of the Administrative Agent, each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.10. or 5.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent Guarantor, the Borrower and their Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative

Agent or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any Collateral or the exercise of any other rights of a secured party; or (ix) any violation or non compliance by the Borrower, any other Loan Party or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower, any other Loan Party or any Subsidiaries of any of the foregoing (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party to the extent that any losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses incurred by such Indemnified Party (1) arise from such Indemnified Party’s gross negligence or willful misconduct or (2) arise from acts or events that occur at a Property after foreclosure or other taking of title to such Property by an Indemnified Party or any successor to or assignee of an Indemnified Party.
(g)    The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower, any other Loan Party or any Subsidiary of any of the foregoing, any shareholder of the Borrower, any other Loan Party or any Subsidiary of any of the foregoing (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower, any other Loan Party or any Subsidiary of any of the foregoing), any account debtor of the Borrower, any other Loan Party or any Subsidiary of any of the foregoing or by any Governmental Authority.
(h)    This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower, any other Loan Party and/or any Subsidiary of any of the foregoing.
(i)    Out-of-pocket fees and expenses of, and all amounts paid to third persons by, an Indemnified Party in an amount up to Fifty Thousand and 00/100 Dollars ($50,000.00) shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder. The foregoing limitation on amounts required to be advanced under this paragraph (d) shall not otherwise limit the Borrower’s obligations to the Indemnified Parties.
(j)    An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).
(k)    If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(l)    The Borrower’s obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
Section 13.11.    Termination; Survival.
At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 5.1., 5.4., 12.8., 13.2. and 13.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 13.12.    Severability of Provisions.
If any provision under this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as thought the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.
Section 13.13.    GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 13.14.    Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of , each of the parties hereto.
Section 13.15.    Obligations with Respect to Loan Parties.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.
Section 13.16.    Intentionally Omitted.
Section 13.17.    Limitation of Liability.
None of the Administrative Agent or any Lender, or any affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.
Section 13.18.    Entire Agreement.
This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 13.19.    Construction.
The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.
Section 13.20.    Headings.
The Paragraph and Section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
Section 13.21.    Joinder by Parent Guarantor.

By its execution of this Agreement, the Parent Guarantor agrees to comply with the covenants applicable to it as set forth in this Agreement.
[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.
BORROWER:
CHESAPEAKE LODGING, L.P.,
a Delaware limited partnership

By:	Chesapeake Lodging Trust, its general partner
By:    /s/ Graham Wootten
Graham Wootten
Secretary

[Signatures Continued on Next Page]

Signature Page to Third Amended and Restated Credit Agreement dated as of
October 25, 2012 with Chesapeake Lodging, L.P.
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Mark F. Monahan Mark F. Monahan Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement dated as of
October 25, 2012 with Chesapeake Lodging, L.P.
JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Lender

By:	/s/ Marc Costantino

Name: Marc Costantino

Title: Executive Director

Signature Page to Third Amended and Restated Credit Agreement dated as of
October 25, 2012 with Chesapeake Lodging, L.P.
KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ James Komperda

Name: James Komperda

Title: Vice President

Signature Page to Third Amended and Restated Credit Agreement dated as of
October 25, 2012 with Chesapeake Lodging, L.P.
DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ James Rolison

Name: James Rolison

Title: Managing Director

By:	/s/ J.T. Johnston Coe

Name: J.T. Johnston Coe

Title: Managing Director

Signature Page to Third Amended and Restated Credit Agreement dated as of
October 25, 2012 with Chesapeake Lodging, L.P.
ROYAL BANK OF CANADA, as a Lender

By:	/s/ Joshua Freedman

Name: Joshua Freedman

Title: Authorized Signatory

Signature Page to Third Amended and Restated Credit Agreement dated as of
October 25, 2012 with Chesapeake Lodging, L.P.
PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kinnery Clinebell

Name: Kinnery Clinebell

Title: Assistant Vice President

Signature Page to Third Amended and Restated Credit Agreement dated as of
October 25, 2012 with Chesapeake Lodging, L.P.
TD BANK, N.A., as a Lender

By:	/s/ Thomas J. Cluchey

Name: Thomas J. Cluchey

Title: Vice President

JOINDER BY PARENT GUARANTOR
The undersigned, as the Parent Guarantor under the foregoing Agreement, hereby joins in and executes this Agreement for the purposes set forth in Section 13.21.
CHESAPEAKE LODGING TRUST,
a Maryland real estate investment trust
By:    /s/ Graham Wootten
Graham Wootten
Secretary